EXHIBIT 10.18

THIS AGREEMENT made this              14th      day of      June                     , 2005

BETWEEN:

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.) a wholly owned subsidiary of Manulife Financial Corporation, having a local regional office at 1475 E. Woodfield Road, Suite 108, in the Village Of Schaumburg, Illinois 60173

(hereinafter called the “Landlord”)

OF THE FIRST PART,

— and —

Learning Tree International USA, Inc.

A Delaware Corporation

having an office at	1501 E. Woodfield Road
Suite 105-North
Floor 1
in the	Village
of	Schaumburg, Illinois 60173

(hereinafter called the “Tenant”)

        OF THE SECOND PART,

In consideration of the rents, covenants and agreements hereinafter contained, the Landlord and Tenant hereby agree as follows:

1. LEASED PREMISES

Leased Premises

The Landlord does demise and lease to the Tenant the premises (the “Leased Premises”) located in a building (the “Building”) having a municipal address of 1501 E. Woodfield Road, Suite 105-North in the Village of Schaumburg, Illinois 60173 and known as Schaumburg Corporate Center (the Leased Premises, the Building, together with the lands described in Schedule “A” attached hereto and present and future improvements, additions and changes thereto being herein called the “Property”). The Leased Premises is located on the 1st floor and the approximate location is outlined in heavy black and cross hatched on the plan or plans marked Schedule(s) “B1” attached hereto. The parties agree that the Rentable Area of the Leased Premises is 11,019 square feet and has been measured in accordance with the provisions of Schedule “B” attached hereto.

2. TERM

Term

(a) TO HAVE AND TO HOLD the Leased Premises for and during the term of 10 years (the “Term”) to be computed from the 1st day of September, 2006 (the “Commencement Date”), and to be fully complete and ended on the 31st day of August, 2016 (the “Lease Expiration Date”), unless otherwise terminated. Reference is made to that certain lease (the “Existing Lease”) between Landlord and Tenant with respect to certain other space in the Building (the “Existing Premises”). The term of the Existing Lease shall expire upon commencement of the Early Occupancy Period (September 1, 2005) as stated in Schedule “K-2”, and Tenant shall vacate and surrender the Existing Premises no later than 4 weeks after commencement of the Early Occupancy Period in the condition required by the Existing Lease upon expiration of the term thereof.

Delay in

Occupancy

(b) If the Leased Premises or any part thereof are not ready for occupancy (i.e., meaning that Landlord has not substantially completed Landlord’s Work” as described in Schedule “F”) on the date of commencement of the Term, no part of the “Rent” (as hereinafter defined) or only a proportionate part thereof, if part of the Leased Premises is available for occupancy by Tenant, shall be payable for the period prior to the date when the entire Leased Premises are ready for occupancy and the full Rent shall accrue only after such last mentioned date. The Tenant agrees to accept any such abatement of Rent in full settlement of all claims which the Tenant might otherwise have by reason of the Leased Premises not being ready for occupancy on the date of commencement of the Term, provided that when the Landlord has

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completed construction of such part of the Leased Premises as it is obliged hereunder to construct, the Tenant shall not be entitled to any abatement of Rent for any delay in occupancy due to the Tenant’s failure or delay to provide plans or to complete any special installations or other work required for its purposes or due to any other reason, nor shall the Tenant be entitled to any abatement of Rent for any delay in occupancy if the Landlord has been unable to complete construction of the Leased Premises by reason of such failure or delay by the Tenant. A certificate of the Landlord as to the date the Leased Premises were ready for occupancy and such construction as the Landlord is obliged to complete is substantially completed, or as to the date upon which the same would have been ready for occupancy and completed respectively but for the failure or delay of the Tenant, shall be conclusive and binding on the Tenant and Rent in full shall accrue and become payable from the date set out in the said certificate. Notwithstanding any delay in occupancy, the expiry date of this Lease shall be extended accordingly.

Over-holding

(c) If at the expiration of the Term or sooner termination hereof, the Tenant shall remain in possession without any further written agreement or in circumstances where a tenancy would thereby be created by implication of law or otherwise, a tenancy from year to year shall not be created by implication of law or otherwise, but the Tenant shall be deemed to be a monthly tenant only, at One Hundred Fifty percent (150%) “Basic Rent” (as hereinafter defined) payable monthly in advance plus “Additional Rent” (as hereinafter defined) and otherwise upon and subject to the same terms and conditions as herein contained, excepting provisions for renewal (if any) and leasehold improvement allowance (if any), contained herein, and nothing, including the acceptance of any Rent by the Landlord, for periods other than monthly periods, shall extend this Lease to the contrary except an agreement in writing between the Landlord and the Tenant and the Tenant hereby authorizes the Landlord to apply any moneys received from the Tenant in payment of such monthly Rent. Further, in the event that Tenant remains in possession after the expiration of this Lease, without Landlord’s written consent, then Tenant will indemnify Landlord against all damages, losses and liabilities resulting from any delay in Tenant’s surrendering the Premises, including, without limitation, claims made by any succeeding tenants founded on such delay and any reasonable attorney’s fees and costs resulting therefrom. Notwithstanding the foregoing, in the event that the Tenant shall hold over after the expiration of the Term and the Landlord shall desire to regain possession of the Leased Premises promptly at the expiration of the Term, then the Landlord, at its sole option, may forthwith re-enter and take possession of the Leased Premises without process, or by any legal process in force, Tenant hereby expressly waiving any and all notices to cure or vacate or to quit the Leased Premises (except for those notices specifically provided by law).

3. RENT

Basic Rent

(a) (i) The Tenant shall without demand, deduction or right of offset, except as specifically set forth in this Lease, pay to the Landlord yearly and every year during the Term as rental (herein called “Basic Rent”), the sum of One Hundred Seventy-Three Thousand Five Hundred Forty-Four and 00/100 Dollars ($173,544.00) of lawful money of the jurisdiction in which the Leased Premises are located, in equal monthly installments of Fourteen Thousand Four Hundred Sixty-Two and 00/100 Dollars ($14,462.00) each in advance on the first day of each month during the Term, the first payment to be made on the first day of September, 2006.

Increase in

Basic	Rent

(ii)	Commencing on the 1st day of September, 2007 and continuing until the 31st day of August, 2008, the Basic Rent shall be increased to One Hundred Seventy-Eight Thousand Seven Hundred Twenty-Eight and 00/100 Dollars ($178,728.00) per annum of lawful money of the jurisdiction in which the Leased Premises are located payable in equal monthly installments of Fourteen Thousand Eight Hundred Ninety-Four and 00/100 Dollars ($14,894.00) each in advance on the first day of each month during the Term, the first payment to be made on the 1st day of September, 2007.

(iii)	Commencing on the 1st day of September, 2008 and continuing until the 31st day of August, 2009, the Basic Rent shall be increased to One Hundred Eighty-Four Thousand One Hundred Twenty-Eight and 00/100 Dollars ($184,128.00) per annum of lawful money of the jurisdiction in which the Leased Premises are located payable in equal monthly installments of Fifteen Thousand Three Hundred Forty-Four and 00/100 Dollars ($15,344.00) each in advance on the first day of each month during the Term, the first payment to be made on the 1st day of September, 2008.

(iv)	Commencing on the 1st day of September, 2009 and continuing until the 31st day of August, 2010, the Basic Rent shall be increased to One Hundred Eighty-Nine Thousand Six Hundred Thirty-Six and 00/100 Dollars ($189,636.00) per annum of lawful money of the jurisdiction in which the Leased Premises are located payable in equal monthly installments of Fifteen Thousand Eight Hundred Three and 00/100 Dollars ($15,803.00) each in advance on the first day of each month during the Term, the first payment to be made on the 1st day of September, 2009.

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(v)	Commencing on the 1st day of September, 2010 and continuing until the 31st day of August, 2011, the Basic Rent shall be increased to One Hundred Ninety-Five Thousand Three Hundred Seventy-Two and 00/100 Dollars ($195,372.00) per annum of lawful money of the jurisdiction in which the Leased Premises are located payable in equal monthly installments of Sixteen Thousand Two Hundred Eighty-One and 00/100 Dollars ($16,281.00) each in advance on the first day of each month during the Term, the first payment to be made on the 1st day of September, 2010.

(vi)	Commencing on the 1st day of September, 2011 and continuing until the 31st day of August, 2012, the Basic Rent shall be increased to Two Hundred One Thousand Two Hundred Four and 00/100 Dollars ($201,204.00) per annum of lawful money of the jurisdiction in which the Leased Premises are located payable in equal monthly installments of Sixteen Thousand Seven Hundred Sixty-Seven and 00/100 Dollars ($16,767.00) each in advance on the first day of each month during the Term, the first payment to be made on the 1st day of September, 2011.

(vii)	Commencing on the 1st day of September, 2012 and continuing until the 31st day of August, 2013, the Basic Rent shall be increased to Two Hundred Seven Thousand Two Hundred Sixty-Four and 00/100 Dollars ($207,264.00) per annum of lawful money of the jurisdiction in which the Leased Premises are located payable in equal monthly installments of Seventeen Thousand Two Hundred Seventy-Two and 00/100 Dollars ($17,272.00) each in advance on the first day of each month during the Term, the first payment to be made on the 1st day of September, 2012.

(viii)	Commencing on the 1st day of September, 2013 and continuing until the 31st day of August, 2014, the Basic Rent shall be increased to Two Hundred Thirteen Thousand Four Hundred Forty-Four and 00/100 Dollars ($213,444.00) per annum of lawful money of the jurisdiction in which the Leased Premises are located payable in equal monthly installments of Seventeen Thousand Seven Hundred Eighty-Seven and 00/100 Dollars ($17,787.00) each in advance on the first day of each month during the Term, the first payment to be made on the 1st day of September, 2013.

(ix)	Commencing on the 1st day of September, 2014 and continuing until the 31st day of August, 2015, the Basic Rent shall be increased to Two Hundred Nineteen Thousand Eight Hundred Twenty-Eight and 00/100 Dollars ($219,828.00) per annum of lawful money of the jurisdiction in which the Leased Premises are located payable in equal monthly installments of Eighteen Thousand Three Hundred Nineteen and 00/100 Dollars ($18,319.00) each in advance on the first day of each month during the Term, the first payment to be made on the 1st day of September, 2014.

(x)	Commencing on the 1st day of September, 2015 and continuing until the 31st day of August, 2016, the Basic Rent shall be increased to Two Hundred Twenty-Six Thousand Four Hundred Forty and 00/100 Dollars ($226,440.00) per annum of lawful money of the jurisdiction in which the Leased Premises are located payable in equal monthly installments of Eighteen Thousand Eight Hundred Seventy and 00/100 Dollars ($18,870.00) each in advance on the first day of each month during the Term, the first payment to be made on the 1st day of September, 2015.

Additional

Rent

(b) The Tenant shall, without deduction or right of offset, except as specifically set forth in this Lease, pay to the Landlord yearly and every year during the Term as additional rental (herein called “Additional Rent”).

(i)	the amounts of any Taxes payable by the Tenant to the Landlord pursuant to the provisions of Schedule “C” attached hereto; and

(ii)	the amounts required to be paid to the Landlord pursuant to the provisions of Schedule “D” attached hereto.

Payment -

Additional Rent

(c) Additional Rent shall be paid and adjusted with reference to a fiscal period of twelve (12) calendar months (“Fiscal Period”), which shall be a calendar year unless the Landlord shall from time to time have selected a Fiscal Period which is not a calendar year by written notice to the Tenant. Payments of Additional Rent shall be made in equal monthly installments, each in advance on the first day of each month during the Term.

The Landlord shall advise the Tenant in writing of its estimate of the Additional Rent to be payable by the Tenant during the Fiscal Period (or broken portion of the Fiscal Period, as the case may be, if applicable at the commencement or end of the Term or because of a change in Fiscal Period) which commenced upon

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the commencement date of the Term and for each succeeding Fiscal Period or broken portion thereof which commences during the Term. Such estimate shall in every case be a reasonable estimate and, if requested by the Tenant, shall be accompanied by reasonable particulars of the manner in which it was calculated. The Additional Rent payable by the Tenant shall be paid in equal monthly installments in advance at the same time as payment of Basic Rent is due hereunder based on the Landlord’s estimate as aforesaid. From time to time, the Landlord may re-estimate, on a reasonable basis not more than two times per year, the amount of Additional Rent for any Fiscal Period or broken portion thereof, in which case the Landlord shall advise the Tenant in writing of such re-estimate and fix new equal monthly installments for the remaining balance of such Fiscal Period or broken portion thereof. After, no later than the 120th day following the end of each such Fiscal Period or broken portion thereof, the Landlord shall provide the Tenant with a statement of the actual Additional Rent payable in respect of such Fiscal Period or broken portion thereof and a calculation of the amounts by which the Additional Rent payable by the Tenant exceeds or is less than (as the case may be) the aggregate installments paid by the Tenant on account of Additional Rent for such Fiscal Period.

Within thirty (30) days after the submission of such statement either the Tenant shall pay to the Landlord any amount by which the amount found payable by the Tenant with respect to such Fiscal Period or broken portion thereof exceeds the aggregate of the monthly payments made by it on account thereof during such Fiscal Period or broken portion thereof, or the Landlord shall pay to the Tenant any amount by which the amount found payable as aforesaid is less than the aggregate of such monthly payments.

Recovery

of Rent

(d) In this Lease “Rent” means all amounts required to be paid by the Tenant pursuant to this Lease including without limitation Basic Rent and Additional Rent.

Accrual of

Rent

(e) Basic Rent and Additional Rent shall be considered as accruing from day to day, and for an irregular period of less than one year or less than one calendar month shall be apportioned and adjusted by the Landlord for the Fiscal Periods of the Landlord in which the tenancy created hereby commences and expires. Where the calculation of Additional Rent for a period cannot be made until after the termination of this Lease, the obligation of the Tenant to pay Additional Rent shall survive the termination hereof and Additional Rent for such period shall be payable by the Tenant upon demand by the Landlord. If the Term commences or expires on any day other than the first or the last day of a month, Basic Rent and Additional Rent for such fraction of a month shall be apportioned and adjusted as aforesaid and paid by the Tenant on the commencement date of the Term.

Limitations

(f) The information set out in statements, documents or other writings setting out the amount of Additional Rent submitted to the Tenant under or pursuant to this Lease shall be binding on the Tenant and deemed to be accepted by it and shall not be subject to amendment for any reason unless the Tenant gives written notice (the “Dispute Notice”) to the Landlord within sixty (60) days of the Landlord’s submission of such statement, document, or writing identifying the statement, document, or writing. The Dispute Notice shall set out in reasonable detail the reason why such statement, document or writing is in error or otherwise should not be binding on the Tenant. If the Tenant disputes the amount of the Additional Rent as aforesaid, and if such dispute is not resolved within thirty (30) days after the Tenant delivers the Dispute Notice to the Landlord, then the Landlord shall cause an audited statement of Additional Rent to be prepared by an independent nationally recognized firm of certified public accountants. The statement of Additional Rent as prepared by such accountants shall be final and binding upon the parties hereto and within fifteen (15) days after delivery of such statement of Additional Rent to the parties by the accountants the Landlord and Tenant shall readjust Additional Rent as contemplated by section 3(c). The cost of preparation of such audited statement shall be paid by the Tenant as Rent unless the amount of Additional Rent payable by the Tenant as set forth in such audited financial statement is at least 4% less than the amount of Additional Rent demanded by the Landlord in accordance with the statement delivered to the Tenant pursuant to section 3(c).

4. SECURITY DEPOSIT

Security

Deposit

Upon Lease execution, Landlord shall refund to Tenant $6,300 of Tenant’s existing Security Deposit and retain $27,000 of their existing Security Deposit to be held as a Security Deposit on this Lease, and as a deposit to the Landlord to stand as security for the payment by the Tenant of any and all present and future debts and liabilities of the Tenant to the Landlord and for the performance by the Tenant of all of its obligations arising under or in connection with this Lease (the “Debts, Liabilities and Obligations”). The Landlord shall not be required to keep the Security Deposit separate from its general funds. In the event of

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the Landlord disposing of its interest in this Lease, the Landlord shall credit the Security Deposit to its successor and thereupon shall have no liability to the Tenant to repay the Security Deposit to the Tenant. Subject to the foregoing and to the Tenant not being in default under this Lease, the Landlord shall repay the Security Deposit to the Tenant without interest at the end of the Term or sooner termination of the Lease provided that all Debts, Liabilities and Obligations of the Tenant to the Landlord are paid and performed in full, failing which the Landlord may on notice to the Tenant elect to retain the Security Deposit and to apply it in reduction of the Debts, Liabilities and Obligations and the Tenant shall remain fully liable to the Landlord for payment and performance of the remaining Debts, Liabilities and Obligations.

5. GENERAL COVENANTS

Landlord’s

Covenant

(a) The Landlord covenants with the Tenant:

(i) for quiet enjoyment; and

(ii) to observe and perform all the covenants and obligations of the Landlord herein.

Tenant’s

Covenant

(b) The Tenant covenants with the Landlord:

(i) to pay Rent; and

(ii) to observe and perform all the covenants and obligations of the Tenant herein.

6. USE AND OCCUPANCY

The Tenant covenants with the Landlord:

Use

(a) not to use the Leased Premises for any purpose other than a training facility for the conduct of the Tenant’s business which is computer and business technology-related training and related classes, and incidental and accessory uses including administration. Tenant shall ensure such use shall be consistent with the character of the Property and compatible with the other uses of the Property. In no event shall the Leased Premises be used in any manner that would violate any declarations, restrictions or encumbrances recorded in the public records of the County in which the Property is located or the restrictive covenants set forth in Schedule “J” attached hereto;

Waste,

Nuisance, etc.

(b) not to commit, or permit, any waste, injury or damage to the Property including the Leasehold Improvements and any trade fixtures therein, any loading of the floors thereof in excess of the maximum degree of loading as determined by the Landlord acting reasonably, any nuisance therein or any use or manner of use causing unreasonable annoyance to other tenants and occupants of the Property or to the Landlord;

Insurance

Risks

(c) not to do, omit or permit to be done or omitted to be done upon the Property anything which would cause to be increased the Landlord’s cost of insurance or the costs of insurance of another tenant of the Property against perils as to which the Landlord or such other tenant has insured or which shall cause any policy of insurance on the Property to be subject to cancellation;

Compliance

with Law

(d) to comply at its own expense with all governmental laws, regulations and requirements pertaining to the occupation and use of the Leased Premises, the condition of the Leasehold Improvements, trade fixtures, furniture and equipment installed by or on behalf of the Tenant therein and the making by the Tenant of any repairs, changes or improvements therein (however, Tenant shall not be responsible for modification of structural elements of the Building unless the particular legal requirement therefore is a result of Tenant’s particular use of the Leased Premises including Tenant’s alterations thereof); Landlord warrants that the Leased Premises will be in compliance with all Governmental Regulations on the date this Lease is signed by the parties.

Environmental

Compliance

(e)	(i) to conduct and maintain its business and operations at the Leased Premises so as to comply in all respects with common law and with all present and future applicable federal, provincial/ state, local, municipal, governmental or quasi-governmental laws, by-laws, rules, regulations, licenses, orders, guidelines, directives, permits, decisions or requirements concerning occupational or public health and safety or the environment and any order, injunction, judgment, declaration, notice or demand issued thereunder, (“Environmental Laws”); but the Tenant is not obligated to continuously occupy the Leased Premises during the term.

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(i) not to permit or suffer as a result of the positive action of the Tenant (or failure to control any of Tenant’s agents, contractors and/or employees) any substance which is hazardous or is prohibited, restricted, regulated or controlled under any Environmental Law to be present at, on or in the Leased Premises, except such incidental amounts of substances consistent with general office use, unless it has received the prior written consent of the Landlord which consent may be arbitrarily withheld;

Rules and Regulations

(f)	to observe and perform, and to cause its employees, invitees and others over whom the Tenant can reasonably be expected to exercise control to observe and perform, the Rules and Regulations contained in Schedule “E” hereto, and such further and other reasonable rules and regulations and amendments and additions therein as may hereafter be made by the Landlord and notified in writing to the Tenant, except that no change or addition may be made that is inconsistent with this Lease unless as may be required by governmental regulation or unless the Tenant consents thereto. The imposition of such Rules and Regulations shall not create or imply any obligation of the Landlord to enforce them or create any liability of the Landlord for their non-enforcement or otherwise.

(g)	Tenant shall be permitted to use not more than its prorata share of parking spaces as described in Paragraph 11 of Schedule “E”, inclusive of any reserved parking which Landlord and Tenant may subsequently agree upon.

7. ASSIGNMENT AND SUB-LETTING

No Assignment and Subletting

(a) The Tenant covenants that it will not assign this Lease or sublet all or any part of the Leased Premises or mortgage or encumber this Lease or the Leased Premises or any part thereof, or suffer or permit the occupation of all or any part thereof by others (each of which is a “Transfer”) without the prior written consent of the Landlord, which consent the Landlord covenants not to withhold unreasonably (i) as to any assignee, subtenant or occupant (the “Transferee”) who is in a satisfactory financial condition, agrees to use the Leased Premises for those purposes permitted hereunder, or a general office use, and is otherwise satisfactory to the Landlord, and (ii) as to any portion of the Leased Premises which, in the Landlord’s sole judgment, is a proper and rational division of the Leased Premises, subject to the Landlord’s right of termination arising under this paragraph. This prohibition against a Transfer shall be construed to include a prohibition against any Transfer by operation of law.

Assignment or Subletting Procedures

(b) The Tenant shall not effect a Transfer unless:

(i) it shall have received or procured a bona fide written offer to take an assignment or sublease which is not inconsistent with the Lease, and the acceptance of which would not breach any provision of this Lease if this paragraph is complied with and which the Tenant has determined to accept subject to this paragraph being complied with, and

(ii) it shall have first requested and obtained the consent in writing of the Landlord thereto.

Any request for consent shall be in writing and accompanied by a copy of the offer certified by the Tenant to be true and complete, and the Tenant shall furnish to the Landlord all information available to the Tenant and reasonably requested by the Landlord as to the responsibility, financial standing and business of the proposed Transferee. Notwithstanding the provisions of sub-paragraph (a), within twenty (20) days after the receipt by the Landlord of such request for consent and of all information which the Landlord shall have requested hereunder, the Landlord shall have the right upon written notice of termination submitted to the Tenant, if the request is to assign this Lease or sublet the whole of the Leased Premises through the end of the of the Lease Term, to cancel and terminate this Lease, as of a termination date to be stipulated in the notice of termination which shall be not less than sixty (60) days or more than ninety (90) days following the giving of such notice. In such event the Tenant shall surrender the whole or part, as the case may be, of the Leased Premises in accordance with such notice of termination and Basic Rent and Additional Rent shall be apportioned and paid to the date of surrender and, if a part only of the Leased Premises is surrendered, Basic Rent and Additional Rent shall after the date of surrender abate proportionately. If such consent shall be given the Tenant shall affect the Transfer only upon the terms set out in the offer submitted to the Landlord as aforesaid and not otherwise. Any consent shall be given without prejudice to the Landlord’s rights under the Lease and shall be limited to the particular Transfer in respect of which it was given and shall not be deemed to be an authorization for or consent to any further or other Transfer.

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Excess Transfer Rent

(c) In the event the Landlord consents to any Transfer, the Tenant shall pay to the Landlord, as and when amounts on account are due or paid by the Transferee to the Tenant, 50% of the excess Transfer rents (hereinafter called the “Excess Transfer Rent”), if any, as Rent. The Excess Transfer Rent shall be determined in accordance with the following formula:

all gross revenue received by the Tenant from the Transferee and attributable to the Transfer less:

i)	the Rent paid by the Tenant to the Landlord during the term of the Transfer;

ii)	any reasonable and customary out of pocket transaction costs incurred by the Tenant in connection with such Transfer including attorney’s fees, brokerage commissions, cash inducements and alteration costs (which transaction costs shall be amortized on a straight line basis over the term of the Transfer).

The Tenant agrees to promptly furnish such information with regard to the Excess Transfer Rent as the Landlord may request from time to time.

Assumption of Obligations

(d) No Transfer shall be effective unless the Transferee shall execute an agreement, assuming the Tenant’s future obligations under this Lease, effective as of the date of the Transfer on the Landlord’s form, assuming all the obligations of the Tenant hereunder, and shall have paid to the Landlord its reasonable fee for processing the Transfer, not to exceed $500 each time a sublease is executed.

Tenant’s Continuing Obligations

(e) The Tenant agrees that any consent to a Transfer shall not thereby release the Tenant of its obligations hereunder but recapture by the Landlord shall release the Tenant of its obligations first accruing after the date of recapture.

Change of Control

(f) If the Tenant or occupant of the Leased Premises at any time is a corporation, it is acknowledged and agreed that the transfer of the majority of the issued capital stock of the corporation or the transfer or issuance of any capital stock of the corporation sufficient to transfer effective voting control of the corporation to others than the shareholder or shareholders having effective voting control of the corporation immediately prior to such transfer or issuance, shall be deemed for all purposes of this paragraph 7 to be a Transfer and, accordingly, a violation of this paragraph 7 respecting assignment of this Lease unless the prior written consent of the Landlord is first obtained, and the Landlord shall have all of the same rights in respect thereof as though any such transfer or issuing of shares or proposed transferring or issuing of shares were a Transfer. This subparagraph 7 (f) shall not apply to the Tenant if and for so long as the Tenant is a corporation whose shares are listed and traded on any recognized stock exchange in Canada or the United States.

(g) Notwithstanding anything in this Lease to the contrary, the Tenant shall not be permitted without the written consent of the Landlord to effect a Transfer to tenants currently occupying space in the Property (See Schedule K).

8. REPAIR & DAMAGE

Landlord’s Repairs to Building & Property

(a) The Landlord covenants with the Tenant to keep in a good and reasonable state of repair and decoration:

(i)	those portions of the Property consisting of the entrance, lobbies, stairways, corridors, landscaped areas, parking areas, and other facilities from time to time provided for use in common by the Tenant and other tenants of the Building or Property, and the exterior portions (including foundations and roofs) of all buildings and structures from time to time forming part of the Property and affecting its general appearance; and

(ii)	the Building (other than the Leased Premises and premises of other tenants) including the systems for interior climate control, the elevators and escalators (if any), entrances, lobbies, stairways, corridors and washrooms from time to time provided for use in common by the Tenant and other tenants of the Building or Property and the systems provided for use in common by the Tenant and other tenants of the Building or Property and the systems provided for bringing utilities to the Leased Premises.

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(iii)	To the best of Landlord’s knowledge based solely on review of Landlord’s current environmental report covering the Property, there is not present any hazardous substance in the Leased Premises and/or common areas, which is in violation of Environmental Laws. Landlord hereby agrees to promptly notify Tenant upon becoming aware of the presence of any hazardous substance in the Leased Premises and/or common areas which is in violation of Environmental Laws.

In the event that Landlord is notified of the presence of any hazardous substance in the Leased Premises and/or common areas which is in violation of Environmental Laws, and such hazardous substance has not been caused, introduced or permitted to be introduced by Tenant, Landlord shall commence remedial action with respect thereto as soon as practicable. Landlord shall comply with all applicable federal, state, or local controls or guidelines relating to the presence or removal of asbestos-containing materials.

In the event Landlord caused or introduced a hazardous substance then in violation of Environmental Laws, and said cause or introduction was not by other tenants or third parties, Landlord shall indemnify, defend and hold Tenant harmless from all damages, costs, losses and expenses (including without limitation reasonable attorney’s fees) arising from or attributable to any misrepresentation and/or breach by Landlord of its obligations under this paragraph. Notwithstanding the foregoing, Landlord shall at its sole cost be responsible for remediation of hazardous substances as required by Environmental Laws provided that such hazardous substances were not introduced by Tenant or any employee, agent or contractor of Tenant.

Landlord’s Repairs to the Leased Premises

(b) The Landlord covenants with the Tenant to repair, so far as reasonably feasible, and as expeditiously as reasonably feasible, defects in standard demising walls or in structural elements, exterior walls of the Building, suspended ceiling, electrical and mechanical installations standard to the Building installed by the Landlord in the Leased Premises (if and to the extent that such defects are sufficient to impair the Tenant’s use of the Leased Premises while using them in a manner consistent with this Lease) and “Insured Damage” (as herein defined). The Landlord shall in no event be required to make repairs to Leasehold Improvements made by the Tenant, or by the Landlord on behalf of the Tenant or another tenant or to make repairs to wear and tear within the Leased Premises.

Tenant’s Repairs

(c) The Tenant covenants with the Landlord to repair, maintain and keep at the Tenant’s own cost, except insofar as the obligation to repair rests upon the Landlord pursuant to this paragraph, the Leased Premises, including Leasehold Improvements in good and substantial repair, reasonable wear and tear excepted, provided that this obligation shall not extend to structural elements or to exterior glass or to repairs which the Landlord would be required to make under this paragraph but for the exclusion therefrom of defects not sufficient to impair the Tenant’s use of the Leased Premises while using them in a manner consistent with this Lease. The Landlord may enter the Leased Premises at all reasonable times upon reasonable verbal notice and view the condition thereof and the Tenant covenants with the Landlord to repair, maintain and keep the Leased Premises in good and substantial repair according to notice in writing, reasonable wear and tear excepted. If the Tenant shall fail to repair as aforesaid after reasonable notice to do so, the Landlord may effect the repairs and the Tenant shall pay the reasonable cost thereof to the Landlord on demand. The Tenant covenants with the Landlord that the Tenant will at the expiration of the Term or sooner termination thereof peaceably surrender the Leased Premises and appurtenances in good and substantial repair and condition, reasonable wear and tear excepted.

Indemnification

(d) If any part of the Property becomes out of repair, damaged or destroyed through the negligence of, or misuse by, the Tenant or its employees, agents, invitees or others under its control, the Tenant shall pay the Landlord on demand the expense of repairs or replacements, including the Landlord’s reasonable administration charge thereof, necessitated by such negligence or misuse.

Damage and Destruction

(e) It is agreed between the Landlord and the Tenant that:

(i)	in the event of damage to the Property or to any part thereof, if in the reasonable opinion of the Landlord the damage is such that the Leased Premises or any substantial part thereof is rendered not reasonably capable of use and occupancy by the Tenant for the purposes of its business for any period of time in excess of three (3) days, then

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(1)	from the date of occurrence of the damage and until the Leased Premises are again reasonably capable for use and occupancy as aforesaid, the Rent payable pursuant to this Lease shall abate from time to time in proportion to the part or parts of the Leased Premises not reasonably capable of such use and occupancy, and

(2)	unless this Lease is terminated as hereinafter provided, the Landlord or the Tenant as the case may be (according to the nature of the damage and their respective obligations to repair as provided in sub-paragraphs (a), (b) and (c) of this paragraph) shall repair such damage with all reasonable diligence, but to the extent that any part of the Leased Premises is not reasonably capable of such use and occupancy by reason of damage which the Tenant is obligated to repair hereunder, any abatement of Rent to which the Tenant would otherwise be entitled hereunder shall not extend later than the time by which, in the reasonable opinion of the Landlord, repairs by the Tenant ought to have been completed with reasonable diligence;

(ii)	if the damage is such that the Leased Premises are rendered untenantable, in whole or in part, and if, in the opinion of the Landlord, the damage cannot be repaired with reasonable diligence within one hundred and twenty (120) days from the happening of the damage, then either party may, within thirty (30) days after the date of the damage, terminate this Lease by notice to the other. Upon the giving of such notice, this Lease shall be terminated as of the date of the damage and the Rent and all other payments for which the Tenant is liable under the terms of this Lease shall be apportioned and paid in full to the date of the damage. Notwithstanding anything herein to the contrary, in the event Landlord does not complete its required restoration of the Leased Premises within 270 days after the occurrence of the damage or destruction, Tenant shall be entitled to terminate this Lease by giving Landlord written notice of intent to terminate within ten (10) days after expiration of such 270 day period. However, if at any time Landlord believes it will be unable to complete restoration within such 270 day period, it shall be entitled to notify Tenant in writing of the Landlord’s estimated time frame for completion of restoration and if Tenant fails to cancel this Lease by notice of cancellation given to Landlord within 10 days following Landlord’s written notice, such 270 day period shall automatically be extended to the last day of Landlord’s estimated time frame;

(iii)	the Landlord shall not be required to use plans and specifications and working drawings used in the original construction of the Building and nothing in this Section requires the Landlord to rebuild the Building in the condition and state that existed before the damage, but the Building, as rebuilt, will have reasonably similar facilities and similar to the quality and class of the original construction and services to those in the Building prior to the damage; and

(iv)	if premises whether of the Tenant or other tenants of the Property comprising in the aggregate half or more of the total number of square feet of rentable office area in the Property or half or more of the total number of square feet of rentable office area in the Building (as determined by the Landlord) or portions of the Property which affect access or services essential thereto, are substantially damaged or destroyed by any cause and if in the reasonable opinion of the Landlord the damage cannot reasonably be repaired within one hundred and eighty (180) days after the occurrence thereof, then the Landlord may, by written notice to the Tenant given within thirty (30) days after the occurrence of such damage or destruction, terminate this Lease, in which event neither the Landlord nor the Tenant shall be bound to repair as provided in sub-paragraphs (a) (b) and (c) of this paragraph, and the Tenant shall instead deliver up possession of the Leased Premises to the Landlord with reasonable expedition but in any event within sixty (60) days after delivery of such notice of termination, and Rent shall be apportioned and paid to the date upon which possession is so delivered up (but subject to any abatement to which the Tenant may be entitled under sub-paragraph (e) (i) of this paragraph).

9. INSURANCE AND LIABILITY

Landlord’s Insurance

(a) The Landlord shall take out and keep in force during the Term insurance with respect to the Property except for the “Leasehold Improvements” (as hereinafter defined) in the Leased Premises. The insurance to be maintained by the Landlord shall be in respect of perils and in amounts and on terms and conditions which from time to time are insurable at a reasonable premium and which are normally insured by reasonable prudent owners of properties similar to the Property, all as from time to time determined at reasonable intervals by insurance advisors selected by the Landlord, and whose opinion shall be conclusive. Unless and until the insurance advisors shall state that any such perils are not customarily insured against by owners of properties similar to the Property, the perils to be insured against by the Landlord shall include,

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without limitation, public liability, boilers and machinery, fire and extended perils and may include at the option of the Landlord losses suffered by the Landlord in its capacity as Landlord through business interruption. The property insurance to be maintained by the Landlord shall contain a waiver by the insurer of any rights of subrogation or indemnity or any other claim over which the insurer might otherwise be entitled against the Tenant or the agents or employees of the Tenant.

Tenant’s Insurance

(b) The Tenant shall take out and keep in force during the Term:

(i)	commercial general public liability insurance all on an occurrence basis with respect to the business carried on in or from the Leased Premises and the Tenant’s use and occupancy of the Leased Premises and of any other part of the Property, with coverage for any one occurrence or claim of not less than Three Million Dollars ($3,000,000) or such other amount as the Landlord may reasonably require upon not less than one (1) month notice at any time during the Term, which insurance shall include the Landlord as an additional insured and shall contain a cross liability clause protecting the Landlord in respect of claims by the Tenant as if the Landlord were separately insured;

(ii)	insurance in respect of fire and such other perils as are from time to time in the usual extended coverage endorsement covering the Leasehold Improvements, trade fixtures, and the furniture and equipment in the Leased Premises for not less than the full replacement cost thereof, and which insurance shall include the Landlord as an additional insured as the Landlord’s interest may appear; and

(iii)	insurance against such other perils and in such amounts as the Landlord may from time to time reasonably require upon not less than ninety (90) days’ written notice, such requirement to be made on the basis that the required insurance is customary at the time for prudent tenants of properties similar to the Property.

All insurance required to be maintained by the Tenant shall be on terms and with insurers satisfactory to the Landlord. Each policy shall contain: (A) a waiver by the insurer of any rights of subrogation or indemnity or any other claim over to which the insurer might otherwise be entitled against the Landlord or the agents or employees of the Landlord, and (B) an undertaking by the insurer that no material change adverse to the Landlord or the Tenant will be made, and the policy will not lapse or be canceled, except after not less than thirty (30) days’ written notice to the Landlord of the intended change, lapse or cancellation. The Tenant shall furnish to the Landlord, if and whenever reasonably requested by it, certificates or other evidences acceptable to the Landlord as to the insurance from time to time effected by the Tenant and its renewal or continuation in force, together with evidence as to the method of determination of full replacement cost of the Tenant’s Leasehold Improvements, trade fixtures, furniture and equipment, and if the Landlord reasonably concludes that the full replacement cost has been underestimated, the Tenant shall forthwith arrange for any consequent increase in coverage required under sub-paragraph (b). If the Tenant shall fail to take out, renew and keep in force such insurance, or if the evidences submitted to the Landlord are unacceptable to the Landlord (or no such evidences are submitted within a reasonable period after request therefor by the Landlord), then the Landlord may give to the Tenant written notice requiring compliance with this sub-paragraph and specifying the respects in which the Tenant is not then in compliance with this sub-paragraph. If the Tenant does not within forty-eight (48) hours provide appropriate evidence of compliance with this sub-paragraph, the Landlord may (but shall not be obligated to) obtain some or all of the additional coverage or other insurance which the Tenant shall have failed to obtain, without prejudice to any other rights of the Landlord under this Lease or otherwise, and the Tenant shall pay all premiums and other reasonable expenses incurred by the Landlord to the Landlord on demand.

WAIVER OF SUBROGATION.

Each of Landlord and Tenant hereby waive any claims it may have against the other party for property damages that are insurable under special form all-risk property insurance policies, regardless whether (i) the damages were caused by the negligence of the other party or (ii) the waiving party actually maintains such insurance.

Limitation of Landlord’s Liability

(c) The Tenant agrees that the Landlord shall not be liable for any bodily injury or death of, or loss or damage to any property belonging to, the Tenant or its employees, invitees or licensees or any other person in, on or about the Property unless resulting from the actual willful misconduct or negligence of the Landlord or its own employees or contractors. In no event shall the Landlord be liable for any damage, including indirect, special or consequential damages, which is caused by steam, water, rain or snow or other

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thing which may leak into, issue or flow from any part of the Property or from the pipes or plumbing works, including the sprinkler system (if any) therein or from any other place or for any damage caused by or attributable to the condition or arrangement of any electric or other wiring or of sprinkler heads (if any) or for any such damage caused by anything done or omitted by any other tenant.

Indemnity of Landlord

(d) Except with respect to claims or liabilities in respect of any damage which is Insured Damage to the extent of the cost of repairing such Insured Damage and claims which are waived pursuant to the Waiver of Subrogation set forth above, the Tenant agrees to indemnify and save harmless the Landlord in respect of:

(i)	all claims for bodily injury or death, property damage or other loss or damage arising from the conduct of any work or any act or omission of the Tenant or any assignee, sub-tenant, agent, employee, contractor, invitee or licensee of the Tenant, and in respect of all costs, expenses and liabilities incurred by the Landlord in connection with or arising out of all such claims, including the expenses of any action or proceeding pertaining thereto; and

(ii)	any loss, cost, (including, without limitation, lawyers’ fees and disbursements), expense or damage suffered by the Landlord arising from any breach by the Tenant of any of its covenants and obligations under this Lease.

Definition of “Insured Damage”

(e) Except with respect to claims or liabilities in respect of any damage which is Insured Damage to the extent of the cost of repairing such Insured Damage and claims which are waived pursuant to the Waiver of Subrogation set forth above, the Landlord agrees to indemnify and save harmless the Tenant in respect of all claims resulting from Landlord’s negligence or intentional misconduct.

(f) For purposes of this Lease, “Insured Damage” means that part of any damage occurring to the Property of which the entire cost of repair (or the entire cost of repair other than deductible amount properly collectable by the Landlord as part of the Additional Rent) is actually recovered by the Landlord under a policy or policies of insurance from time to time effected by the Landlord pursuant to sub-paragraph (a).

10. EVENTS OF DEFAULT AND REMEDIES

Events of Default and Remedies

(a) In the event of the happening of any one of the following events:

(i)	the Tenant shall have failed to pay an installment of Rent or any other amount payable hereunder when due, and such failure shall be continuing for a period of more than ten (10) days after written notice of such failure to pay such installment or amount when due (however, Landlord shall not be required to give more than 2 such notices in any 12 month period, and after giving 2 such notices in any 12 month period, any subsequent failure in such 12 month period of Tenant to make a required monetary payment on its due date shall automatically constitute a default hereunder entitling Landlord to exercise default remedies without Landlord having given Tenant prior notice of such monetary default);

(ii)	there shall be a default of or with any condition, covenant, agreement or other obligation on the part of the Tenant to be kept, observed or performed hereunder (other than the obligation to pay Rent or any other amount of money) and such default shall be continuing for a period of more than thirty (30) days after written notice by the Landlord to the Tenant specifying the default and requiring that it be cured, provided, however, if it cannot be cured within such time, there shall be no default if Tenant commences cure within such time and diligently proceeds to complete such cure;

(iii)	if any policy of insurance upon the Property or any part thereof from time to time effected by the Landlord shall be canceled or is about to be canceled by the insurer by reason of the use or occupation of the Leased Premises by the Tenant or any assignee, sub-tenant or licensee of the Tenant or anyone permitted by the Tenant to be upon the Leased Premises and the Tenant after receipt of notice in writing from the Landlord shall have failed to take such immediate steps in respect of such use or occupation as shall enable the Landlord to reinstate or avoid cancellation (as the case may be) of such policy of insurance;

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(iv)	the Leased Premises shall, without the prior written consent of the Landlord, be used by any other persons than the Tenant or a permitted Transferee or for any purpose other than that for which they were leased or occupied or by any persons whose occupancy is prohibited by this Lease;

(v)	the Leased Premises shall be vacated or abandoned and Tenant does not pay Basic Rent and Additional Rent and any other payments due under this Lease;

(vi)	any of the goods and chattels of the Tenant located in the Leased Premises, shall at any time be seized in execution or attachment; or

(vii)	the Tenant shall make any assignment for the benefit of creditors or become bankrupt or insolvent or take the benefit of any statute for bankrupt or insolvent debtors or, if a corporation, shall take any steps or suffer any order to be made for its winding-up or other termination of its corporate existence; or a trustee, receiver or receiver-manager or agent or other like person shall be appointed of any of the assets of the Tenant;

then the Landlord shall have the following rights and remedies all of which are cumulative and not alternative and not to the exclusion of any other or additional rights and remedies in law or equity available to the Landlord by statute or otherwise:

(A)	to remedy or attempt to remedy any default of the Tenant, and in so doing to make any payments due or alleged to be due by the Tenant to third parties and to enter upon the Leased Premises to do any work or other things therein, and in such event all reasonable expenses of the Landlord in remedying or attempting to remedy such default shall be payable by the Tenant to the Landlord on demand;

(B)	with respect to unpaid overdue Rent, to the payment by the Tenant of the Rent and of interest (which said interest shall be deemed included herein in the term “Rent”) thereon at a rate equal to the lesser of three percent (3%) above the prime commercial loan rate charged to borrowers having the highest credit rating from time to time by the Landlord’s principal bank from the date upon which the same was due until actual payment thereof and the maximum amount allowed under the laws of the jurisdiction in which the Building is located;

(C)	to terminate this Lease forthwith by leaving upon the Leased Premises or by affixing to an entrance door to the Leased Premises notice terminating the Lease and to immediately thereafter cease to furnish any services hereunder and enter into and upon the Leased Premises or any part thereof in the name of the whole and the same to have again, re-possess and enjoy as of its former estate, anything in this Lease contained to the contrary notwithstanding;. The Tenant hereby expressly waives any and all notices (other than those notices specifically outlined in this Lease) to cure or vacate or to quit the Leased Premises provided by current or future law;

(D)	to enter the Leased Premises as agent of the Tenant and as such agent to re-let them and to receive the rent therefor and as the agent of the Tenant to take possession of any furniture or other property thereon owned by Tenant and upon giving ten (10) days’ written notice to the Tenant to store the same at the expense and risk of the Tenant or to sell or otherwise dispose of the same at public or private sale without further notice and to apply the proceeds thereof and any rent derived from re-letting the Leased Premises upon account of the Rent due and to become due under this Lease and the Tenant shall be liable to the Landlord for the deficiency if any subject, however, to any rights or security interest therein; and

(E)	in the event of any breach by the Tenant of any of the covenants or provisions of this Lease, the Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity, and mention in this Lease of any particular remedy shall not preclude the Landlord from any other remedy at law or in equity. Tenant hereby expressly waives any and all rights of redemption or to any notice to quit granted by or under any present or future laws in the event of this Lease being terminated and/or Landlord obtaining possession of the Leased Premises pursuant to the provisions of this section.

Payment of Rent, etc. on Termination

(b) Upon the giving by the Landlord of a notice in writing terminating this Lease under paragraph 10 (a)(C) , above, this Lease and the Term shall terminate, the Tenant shall remain liable for and shall pay on demand by the Landlord (i) the full amount of all Rent which would have accrued until the date on which this Lease would have expired had such termination not occurred, and any and all damages and expenses incurred by the Landlord in re-entering and repossessing the Leased Premises or in making good any default

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of the Tenant, in making any alterations to the Leased Premises, and any and all expenses which the Landlord may incur during the occupancy of any new tenant, less (ii) the net proceeds of any re-letting of the Leased Premises which has occurred at the time of the aforesaid demand by the Landlord to the Tenant. The Tenant agrees to pay to the Landlord the difference between items (i) and (ii) above for the period through and including the date on which this Lease would have expired if it had not been terminated. The Landlord shall be entitled to any excess with no credit to the Tenant. The Landlord may, in its sole discretion, make demand on the Tenant as aforesaid on any one or more occasions, and any suit brought by the Landlord to enforce collection of such difference for any one month shall not prejudice the Landlord’s right to enforce the collection of any difference for any subsequent month or months. In addition to the foregoing, and without regard to whether this Lease has been terminated, Tenant shall pay to the Landlord all costs incurred by the Landlord, including reasonable attorneys’ fees, with respect to any lawsuit or action instituted or taken by the Landlord to enforce the provisions of this Lease, except in the event that the Tenant prevails in such suit, as declared in suit. The Tenant’s liability shall survive the institution of summary proceedings and the issuance of any warrant hereunder.

If the Landlord determines that it is impracticable or extremely difficult to fix the actual damages, then, as an alternative to the remedy set forth in the preceding paragraph, the Tenant will pay to the Landlord on demand, liquidated and agreed final damages for the Tenant’s default calculated in accordance with this paragraph. Liquidated damages hereunder shall be an amount equal to the present value at a rate of six percent (6%) per annum of the excess, if any, of (i) all Rent payable under this Lease from the date of such demand for what would be the then unexpired Term of this Lease in the absence of such termination over (ii) the then fair market rental value of the Leased Premises (as reasonably determined by the Landlord). If any law shall limit the amount agreed upon, the Landlord shall be entitled to the maximum amount allowable under such law. Nothing herein shall be construed to affect or prejudice the Landlord’s right to prove, and claim in full, unpaid rent accrued prior to termination of this Lease. Upon termination of this Lease and the Term, the Tenant shall immediately deliver up possession of the Leased Premises to the Landlord, and the Landlord may forthwith re-enter and take possession of them.

(c) The Tenant shall pay to the Landlord on demand all costs and expenses, including lawyers’ fees, incurred by the Landlord in enforcing any of the obligations of the Tenant under this Lease, except in the event that the Tenant prevails in such suit, in which case the Landlord shall pay on demand all costs and expenses including attorney’s fees incurred by the Tenant.

ADDITIONAL PROVISIONS

Common Areas

11. The Tenant acknowledges and agrees that the common areas of the Property shall at all times be subject to the exclusive management and control of the Landlord. Without limiting the generality of the foregoing, the Tenant specifically acknowledges and agrees that the Landlord may temporarily close or restrict the use of all or any part of the common areas of the Property in an emergency, or for security or crowd control purposes, to facilitate tenants moving in or out of the building, or for the purpose of making repairs, alterations or renovations. The Landlord agrees not to permanently alter such common areas in any manner, which would deny reasonable access to the Leased Premises; provided, however, that Tenant shall at all times have reasonable access to the Leased Premises subject to emergencies and governmental requirements. In the event of any such temporary closure or restriction of use or if changes are made to such common areas by the Landlord, the Landlord shall not be subject to any liability nor shall the Tenant be entitled to any compensation or any diminution or abatement of Rent and such closures, restriction and changes shall not be deemed to be a constructive or actual eviction or a breach of the Landlord’s covenant for quiet enjoyment.

Relocation of

Leased Premises

12. (Deleted)

Subordination

and Attornment

13. This Lease and all rights of the Tenant hereunder are subject and subordinate to all underlying leases and charges, or mortgages now or hereafter existing (including charges, and mortgages by way of debenture, note, bond, deeds of trust and mortgage and all instruments supplemental thereto) which may now or hereafter affect the Property or any part thereof and to all renewals, modifications, consolidations, replacements and extensions thereof provided the lessor, chargee, mortgagee or trustee agrees to accept this Lease if not in default continuing after exhaustion of all applicable cure periods; and in recognition of the foregoing the Tenant agrees that it will, whenever requested, attorn to such lessor, chargee, mortgagee as a tenant upon all the terms of this Lease. The Tenant agrees to execute promptly whenever requested by the Landlord or by the holder of any such lease, charge, or mortgage an instrument of subordination or attornment as may be required of it.

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Certificates

14. The Tenant agrees that it shall promptly whenever requested by the Landlord from time to time execute and deliver to the Landlord, and if required by the Landlord, to any lessor, chargee, or mortgagee (including any trustee) or other person designated by the Landlord, an acknowledgment in writing as to the then status of this Lease, including as to whether it is in full force and effect, is modified or unmodified, confirming the Rent payable hereunder and the state of the accounts between Landlord and the Tenant, the existence or non-existence of defaults, and any other matters pertaining to this Lease as to which the Landlord shall request an acknowledgment.

Inspection of and Access to the Leased Premises

15. The Landlord shall be permitted at any time and from time to time with reasonable verbal notice to Tenant to enter and to have its authorized agents, employees and contractors enter the Leased Premises for the purposes of inspection, window cleaning, maintenance, providing janitor service, making repairs, alterations or improvements to the Leased Premises or the Property, or to have access to utilities and services (including all ducts and access panels (if any), which the Tenant agrees not to obstruct) and the Tenant shall provide free and unhampered access for the purpose, and shall not be entitled to compensation or any diminution or abatement of Rent for any inconvenience, nuisance or discomfort caused thereby. The Landlord and its authorized agents and employees shall be permitted entry to the Leased Premises for the purpose of exhibiting them to prospective tenants during the final six (6) months of the Term. The Landlord in exercising its rights under this paragraph shall do so to the extent reasonably necessary so as to minimize interference with the Tenant’s use and enjoyment of the Leased Premises provided that in an emergency the Landlord or persons authorized by it may enter the Leased Premises without regard to minimizing interference.

Delay

16. Except as herein otherwise expressly provided, if and whenever and to the extent that either the Landlord or the Tenant shall be prevented, delayed or restricted in the fulfillment of any obligation hereunder in respect of the supply or provision of any service or utility, the making of any repair, the doing of any work or any other thing (other than the payment of moneys required to be paid by the Tenant to the Landlord hereunder) by reason of:

(a)	strikes or work stoppages;

(b)	being unable to obtain any material, service, utility or labor required to fulfill such obligation;

(c)	any statute, law or regulation of, or inability to obtain any permission from any government authority having lawful jurisdiction preventing, delaying or restricting such fulfillment;

                        or

(d)	other unavoidable occurrence,

the time for fulfillment of such obligation shall be extended during the period in which such circumstance operates to prevent, delay or restrict the fulfillment thereof, and the other party to this Lease shall not be entitled to compensation for any inconvenience, nuisance or discomfort thereby occasioned; provided that nevertheless the Landlord will use its best efforts to maintain services essential to the use and enjoyment of the Leased Premises and provided further that if the Landlord shall be prevented, delayed or restricted in the fulfillment of any such obligation hereunder by reason of any of the circumstances set out in sub-paragraph (c) of this paragraph 16 and to fulfill such obligation could not, in the reasonable opinion of the Landlord, be completed without substantial additions to or renovations of the Property, the Landlord may on sixty (60) days’ written notice to the Tenant terminate this Lease.

Waiver

17. If either the Landlord or the Tenant shall overlook, excuse, condone or suffer any default, breach, non-observance, improper compliance or non-compliance by the other of any obligation hereunder, this shall not operate as a waiver of such obligation in respect of any continuing or subsequent default, breach, or non-observance, and no such waiver shall be implied but shall only be effective if expressed in writing.

Sale, Demolition

and Renovation

18. (a) The term “Landlord” as used in this Lease, means only the owner for the time being of the Property, so that in the event of any sale or sales or transfer or transfers of the Property, or the making of any lease or leases thereof, or the sale or sales or the transfer or transfers or the assignment or assignments of any such lease or leases, previous landlords shall be and hereby are relieved of all covenants and obligations of

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Landlord hereunder. It shall be deemed and construed without further agreement between the parties, or their successors in interest, or between the parties and the transferee or acquirer, at any such sale, transfer or assignment, or lessee on the making of any such lease, that the transferee, acquirer or lessee has assumed and agreed to carry out any and all of the covenants and obligations of Landlord hereunder to Landlord’s exoneration, and Tenant shall thereafter be bound to and shall attorn to such transferee, acquirer or lessee, as the case may be, as Landlord under this Lease;

(b) Notwithstanding anything contained in this Lease to the contrary, in the event the Landlord intends to demolish or to renovate substantially all the Building following expiration of the initial Term, then the Landlord, upon giving the Tenant one hundred and eighty (180) days’ written notice, shall have the right to terminate this Lease and this Lease shall thereupon expire on the expiration of one hundred and eighty (180) days from the date of the giving of such notice without compensation of any kind to the Tenant. In no event shall such termination of this Lease occur prior to expiration of the initial Term.

Public Taking

19. The Landlord and Tenant shall co-operate, each with the other, in respect of any Public Taking of the Leased Premises or any part thereof so that the Tenant may receive the maximum award to which it is entitled in law for relocation costs and business interruption and so that the Landlord may receive the maximum award for all other compensation arising from or relating to such Public Taking (including all compensation for the value of the Tenant’s leasehold interest subject to the Public Taking) which shall be the property of the Landlord, and the Tenant’s rights to such compensation are hereby assigned to the Landlord. If the whole or any part of the Leased Premises is Publicly Taken, as between the parties hereto, their respective rights and obligations under this Lease shall continue until the day on which the Public Taking authority takes possession thereof. If the whole or any part of the Leased Premises is Publicly Taken, the Landlord shall have the option, to be exercised by written notice to the Tenant, to terminate this Lease and such termination shall be effective on the day the Public Taking authority takes possession of the whole or the portion of the Property Publicly Taken. Rent and all other payments shall be adjusted as of the date of such termination and the Tenant shall, on the date of such Public Taking, vacate the Leased Premises and surrender the same to the Landlord, with the Landlord having the right to re-enter and re-possess the Leased Premises discharged of this Lease and to remove all persons therefrom. In this paragraph, the words “Public Taking” shall include expropriation and condemnation and shall include a sale by the Landlord to an authority with powers of expropriation, condemnation or taking, in lieu of or under threat of expropriation or taking and “Publicly Taken” shall have a corresponding meaning.

Registration of

Lease

20. The Tenant agrees with the Landlord not to register this Lease in any recording office and not to register notice of this Lease in any form without the prior written consent of the Landlord. If such consent is provided such notice of Lease or caveat shall be in such form as the Landlord shall have approved and upon payment of the Landlord’s reasonable fee for same and all applicable transfer or recording taxes or charges. The Tenant shall remove and discharge at Tenant’s expense registration of such a notice or caveat at the expiry or earlier termination of the Term, and in the event of Tenant’s failure to so remove or discharge such notice or caveat after ten (10) days’ written notice by Landlord to Tenant, the Landlord may in the name and on behalf of the Tenant execute a discharge of such a notice or caveat in order to remove and discharge such notice of caveat and for the purpose thereof the Tenant hereby irrevocably constitutes and appoints any officer of the Landlord the true and lawful attorney of the Tenant.

Lease Entire

Agreement

21. The Tenant acknowledges that there are no covenants, representations, warranties, agreements or conditions express or implied, collateral or otherwise forming part of or in any way affecting or relating to this Lease save as expressly set out in this Lease and Schedules attached hereto and that this Lease and such Schedules constitute the entire agreement between the Landlord and the Tenant and may not be modified except as herein explicitly provided or except by agreement in writing executed by the Landlord and the Tenant.

Notices

22. Any notice, advice, document or writing required or contemplated by any provision hereof shall be given in writing and if to the Landlord, either delivered personally to an officer of the Landlord or mailed by prepaid mail addressed to the Landlord at the said local office address of the Landlord as stated below, and if to the Tenant, either delivered personally to the Tenant (or to an officer of the Tenant, if a corporation) or mailed by prepaid mail addressed to the Tenant at the Leased Premises, or if an address of the Tenant is shown in the description of the Tenant, to such address as stated below. Every such notice, advice, document or writing shall be deemed to have been given when delivered or when refused as evidenced by the deliveryman’s records. The Landlord may from time to time by notice in writing to the Tenant designate another address as the address to which notices are to be mailed to it, or specify with greater particularity the address and persons to which such notices are to be mailed and may require that copies of notices be sent to

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an agent designated by it. The Tenant may from time to time by notice in writing to the Landlord, designate another address as the address to which notices are to be mailed to it, or specify with greater particularity the address to which such notices are to be mailed.

NOTICES TO LANDLORD:	John Hancock Life Insurance Company (U.S.A.)
c/o Manulife Financial Chicago Real Estate Office 1475 East Woodfield Road, Suite 108 Schaumburg, IL, 60173

Interpretation

23. In this Lease, “herein”, “hereof”‘, “hereby”, “hereunder”, “hereto”, “hereinafter” and similar expressions refer to this Lease and not to any particular paragraph, clause or other portion thereof, unless there is something in the subject matter or context inconsistent therewith; and the parties agree that all of the provisions of this Lease are to be construed as covenants and agreements as though words importing such covenants and agreements were used in each separate paragraph hereof, and that should any provision or provisions of this Lease be illegal or not enforceable it or they shall be considered separate and severable from the Lease and its remaining provisions shall remain in force and be binding upon the parties hereto as though the said provision or provisions had never been included, and further that the captions appearing for the provisions of this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or of any provisions hereof.

Extent of Lease

Obligations

24. This Lease and everything herein contained shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors, assigns and other legal representatives, as the case may be, of each and every of the parties hereto, subject to the granting of consent by the Landlord to any assignment or sublease, and every reference herein to any party hereto shall include the heirs, executors, administrators, successors, assigns and other legal representatives of such party, and where there is more than one tenant or there is a male or female party the provisions hereof shall be read with all grammatical changes thereby rendered necessary and all covenants shall be deemed joint and several.

Use and Occupancy Prior

to Term

25. If the Tenant shall for any reason use or occupy the Leased Premises in any way prior to the commencement of the Term without there being an existing lease between the Landlord and Tenant under which the Tenant has occupied the Leased Premises, then during such prior use or occupancy the Tenant shall be a Tenant of the Landlord and shall be subject to the same covenants and agreements in this Lease mutatis mutandis.

Limitation on

Landlord Liability

26. Notwithstanding any other provision of this Lease, it is expressly understood and agreed that the total liability of the Landlord arising out of or in connection with this Lease, the relationship of the Landlord and the Tenant hereunder and/or the Tenant’s use of the Leased Premises, shall be limited to the estate of the Landlord in the Property. No other property or asset of the Landlord or any partner or owner of the Landlord shall be subject to levy, execution, or other enforcement proceedings or other judicial process for the satisfaction of any judgment or any other right or remedy of the Tenant arising out of or in connection with this Lease, the relationship of the Landlord and the Tenant hereunder and/or the Tenant’s use of the Leased Premises.

Waiver of Jury

Trial

27. The Tenant hereby waives trial by jury in any claim, action, proceeding or counterclaim brought by either party against the other on any matters arising out of or in any way connected with this Lease, the relationship of the Landlord and the Tenant, or the Tenant’s use and occupancy of the Leased Premises.

Choice of Law

28. This Lease shall be governed by the laws of the State in which the Leased Premises are located. Any litigation between the Landlord and the Tenant concerning this Lease shall be initiated in the county in which the Leased Premises are located.

Broker

29. Landlord and Tenant represent to each other that the only person involved in this transaction is Leland Middleton, Studley, Inc. (the “Broker”). Landlord agrees to pay the Broker a leasing commission in accordance with a separate agreement. The parties shall indemnify each other for their breach of this paragraph.

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Food	Service

30. Tenant’s business requires the service of food (prepared off-site) through caterers. Tenant shall be free to direct that business to the caterer/food supplier of its selection and shall not be restricted to use any Landlord designated supplier/caterer. Tenant shall use its Leased Premises to serve and consume the food and will properly clean up and dispose of garbage.

Hazardous

Materials

31. The Landlord represents that to the best of the Landlord’s knowledge, Landlord has not used the Building to treat, store, refine, process, or dispose of hazardous wastes, hazardous substances, or toxic substances, as those terms are defined under CERCLA, 43 U.S.C. 9601 et seq., RECR, 52 U.S.C. 6901, et seq., or TSCA, 15 U.S.C. 2401 et seq., (hereinafter “Hazardous Materials”) except as is normal in the operation of a commercial office building, including but not limited to janitorial supplies and duplicating supplies, and further represents that to the best of Landlord’s knowledge, there are no releases nor, to the best of Landlord’s knowledge, have there ever been any releases of such Hazardous Materials at, on, or under the Building which would give rise to a cleanup or remediation obligation under any applicable federal, state, or local environmental law, regulation, or ordinance or under common law. Landlord further represents that to the best of Landlord’s knowledge the Building does not contain friable asbestos in any form, including insulation or flooring.

Americans with

Disabilities Act

32. The Landlord agrees that it will discharge any obligations imposed upon it as the owner of the Building by the Americans with Disabilities Act. The Tenant agrees that it will discharge any obligations with respect to the Leased Premises imposed by the Americans with Disabilities Act.

Anti-Terrorism

33. Tenant represents and warrants that it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that it is not engaged in this Lease directly or indirectly on behalf of, or facilitating this Lease directly or indirectly on behalf of, any such person, group, entity, or nation. Tenant agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representation and warranty.

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Schedules

34. The provisions of the following Schedules attached hereto shall form part of this Lease as if the same were embodied herein:

Schedule “A”	-	Legal Description of Property
Schedule “B”	-	Measurement of Rentable Area
Schedule “B-1”	-	Location of Leased Premises
Schedule “B-2”	-	Space Plan
Schedule “C”	-	Taxes Payable by Landlord and Tenant
Schedule “D”	-	Services and Costs
Schedule “E”	-	Rules and Regulations
Schedule “F”	-	Leasehold Improvements
Schedule “G”	-	Tenant Cash Allowance
Schedule “H”	-	Option to Renew
Schedule “I”	-	Not Applicable – not a part of this Lease
Schedule “J”	-	Restrictive Covenant in other Leases
Schedule “K”	-	Right to Assign & Sublet
Schedule “K-1”	-	Option to Cancel
Schedule “K-2”	-	Occupancy Prior to Commencement of Term
Schedule “L-1”	-	Cleaning Specifications
Schedule “L-2”	-	Security

IN WITNESS WHEREOF the parties hereto have executed this Agreement. I/We have authority to bind the corporation.

Landlord:
JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

by Signature
Witness as to signing by Landlord	Title:	Bruce R. Pearson Regional Director
Tenant:
Witness/Attest	LEARNING TREE INTERNATIONAL USA, INC. A Delaware Corporation

by Signature
Witness as to signing by	Title:	General Manager, USA
Tenant or officer(s) of Tenant	Print Name:	Donald Berbary

by Signature
	Title:	President & COO
	Print Name:	Nicholas R. Schacht

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SCHEDULE “A”

(Legal Description of Property)

The East Half of the South West quarter of Section 13, Township 41 North, Range 10, East of the Third Principal Meridian (excepting therefrom the following: the East 25.00 feet thereof; the North 67.00 feet thereof dedicated for Woodfield Road per Document 20944554; the West 70.00 feet thereof taken for Meacham Road; that part thereof lying Southwesterly of the Northeasterly line of Higgins Road as monumented and occupied) all in Cook County, Illinois

Property Name: Schaumburg Corporate Center

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SCHEDULE “B”

(Measurement of Rentable Area)

The rentable area and usable area of the Premises have been calculated in accordance with the methods of measurement rentable area and usable area as described in the Standard Method for Measuring Floor Area in Office Building, ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association (BOMA) International.

Property Name: Schaumburg Corporate Center

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SCHEDULE “B-1”

(Location of Leased Premises cross-hatched)

This Schedule is for identification purposes only and is not to be interpreted as being a representation or warranty on the part of the Landlord as to the exact location, area, configuration and layout.

Property Name: Schaumburg Corporate Center

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SCHEDULE “B-2”

(Interior Plan of Leased Premises cross-hatched)

This Schedule is for identification purposes only and is not to be interpreted as being a representation or warranty on the part of the Landlord as to the exact location, area, configuration and layout.

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SCHEDULE “C”

Taxes Payable by Landlord and Tenant

Tenant’s Taxes

1. (a)	The Tenant covenants to pay all Tenant’s Taxes, as and when the same become due and payable. Where any Tenant’s Taxes are payable by the Landlord to the relevant taxing authorities, the Tenant covenants to pay the amount thereof to the Landlord.

(b)	The Tenant covenants to pay the Landlord the Tenant’s Proportionate Share of the amount of the Landlord’s Taxes in each Fiscal Period.

(c)	The Tenant covenants to pay to the Landlord the Tenant’s Proportionate Share of the costs and expenses (including legal and other professional fees and interest and penalties on deferred payments) incurred in good faith by the Landlord in contesting, resisting or appealing any of the Taxes.

Landlord’s Taxes

(d)	The Landlord covenants to pay all Landlord’s Taxes subject to the payments on account of Landlord’s Taxes required to be made by the Tenant elsewhere in this Lease. The Landlord may appeal any official assessment or the amount of any Taxes or other taxes based on such assessment and relating to the Property. In connection with any such appeal, the Landlord may defer payment of any Taxes or other taxes, as the case may be, payable by it to the extent permitted by law, and the Tenant shall co-operate with the Landlord and provide the Landlord with all relevant information reasonably required by the Landlord in connection with any such appeal.

Separate Allocation

(e)	In the event that the Landlord is unable to obtain from the taxing authorities any separate allocation of Landlord’s Taxes, Tenant’s Taxes or assessment as required by the Landlord to make calculations of Additional Rent under this Lease, such allocation shall be made by the Landlord acting reasonably and shall be conclusive.

Information

(f)	Whenever requested by the Landlord, the Tenant shall deliver to it receipts for payment of all the Tenant’s Taxes and furnish such other information in connection therewith as the Landlord may reasonably require.

Tax Adjustment

(g)	If the Property has not been taxed as a completed and fully occupied property for any Fiscal Period, the Landlord’s Taxes will be determined by the Landlord as if the Property had been taxed as a completed property with all improvements therein fully occupied by commercial tenants for any such Fiscal Period.

Definition

2.	In this Lease:
(a)	“Landlord’s Taxes” shall mean the aggregate of all Taxes attributable to the Property, the Rent or the Landlord in respect thereof and including, any amounts imposed, assessed, levied or charged in substitution for or in lieu of any such Taxes, but excluding such taxes as capital gains taxes, corporate income, profit or excess profit taxes to the extent such taxes are not levied in lieu of any of the foregoing against the Property or the Landlord in respect thereof;

(b)	“Taxes” shall mean all taxes, rates, duties, levies, fees, charges, local improvement rates, capital taxes, rental taxes and assessments whatsoever including fees, rents, and levies for air rights and encroachments on or over municipal property imposed, assessed, levied or charged by any school, municipal, regional, state, provincial, federal, parliamentary or other body, corporation, authority, agency or commission provided that “Taxes” shall not include any special utility, levies, fees or charges imposed, assessed, levied or charged which are directly associated with initial construction of the Property;

(c)	“Tenant’s Taxes” shall mean the aggregate of:

(i)	all Taxes (whether imposed upon the Landlord or the Tenant) attributable to the personal property, trade fixtures, business, income, occupancy or sales of the Tenant or any other occupant of the Leased Premises, and to any Leasehold Improvements or fixtures installed by or on behalf of the Tenant within the Leased Premises, and to the use by the Tenant of any of the Property; and

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(ii)	the amount by which Taxes (whether imposed upon the Landlord or the Tenant) are increased above the Taxes which would have otherwise been payable as a result of the Leased Premises or the Tenant or any other occupant of the Leased Premises being taxed or assessed in support of separate schools; and

(d)	“Tenant’s Proportionate Share” shall mean 1.10% subject to adjustment as determined solely by the Landlord and notified to the Tenant in writing for physical increases or decreases in the total Rentable Area of the Property provided that total Rentable Area of the Property and the Rentable Area of the Leased Premises shall exclude areas designated (whether or not rented) for parking and for storage. The above referenced proportionate share was calculated using 1,000,211 rentable square feet as the total area of the Building/Property. It is agreed and understood that the Landlord has confirmed that the rentable area and usable area of the Premises and the Property has been calculated in accordance with the methods of measurement rentable area and usable area as described in the Standard Method for Measuring Floor Area in Office Building, ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association (BOMA) International.

(e)	Tenant shall receive credit for any reduction in Taxes applicable in the year received by taxing authority, from the amount Tenant paid for that year in which the refund was made.

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SCHEDULE “D”

Services and Costs

Interior Climate

Control

1.	The Landlord covenants with the Tenant:

(a)	To maintain in the Leased Premises conditions of reasonable temperature and comfort in accordance with good standards applicable to normal occupancy of premises for office purposes subject to governmental regulations during hours to be determined by the Landlord (but to be at least the hours from 8:00 a.m. to 7:00 p.m. from Monday to Friday and from 8:00 a.m. to 1:00 p.m. on Saturdays as long as it is customary in similar buildings in the Woodfield area of Schaumburg, Illinois, inclusive with the exception of holidays, and Sundays), such conditions to be maintained by means of a system for heating and cooling, filtering and circulating air. At times other than the normal business hours and days aforesaid, central air conditioning and heating shall be provided to the Tenant upon at least twenty four (24) hours’ prior notice from the Tenant, and upon payment by the Tenant of the hourly charge established by the Landlord for each hour (or a portion) of after-hours HVAC usage. As of the date hereof, the charge for the provision by the Landlord of after-hours HVAC service is $35.00 per hour, per floor, for which the Tenant requests that the Landlord provide such services. The Landlord shall have no responsibility for any inadequacy of performance of the said system if the occupancy of the Leased Premises or the electrical power or other energy consumed on the Leased Premises for all purposes exceeds reasonable amounts as determined by the Landlord or the Tenant installs partitions or other installations in locations which interfere with the proper operation of the system of interior climate control or if the window covering on exterior windows is not kept fully closed;

Janitor

Service

(b)	To provide janitor and cleaning services to the Leased Premises and to common areas of the Building consisting of reasonable services in accordance with the standards of similar office buildings (See Schedule L-1);

Elevators,

Lobbies, etc.

(c)	To keep available the following facilities for use by the Tenant and its employees and invitees in common with other persons entitled thereto:

(i)	passenger and freight elevator service to each floor upon which the Leased Premises are located provided such service is installed in the Building and provided that the Landlord may prescribe the hours during which and the procedures under which freight elevator service shall be available and may limit the number of elevators providing service outside normal business hours;

(ii)	common entrances, lobbies, stairways and corridors giving access to the Building and the Leased Premises, including such other areas from time to time which may be provided by the Landlord for common use and enjoyment within the Property;

(iii)	the washrooms as the Landlord may assign from time to time which are standard to the Building, provided that the Landlord and the Tenant acknowledge that where an entire floor is leased to the Tenant or some other tenant the Tenant or such other tenant, as the case may be, may exclude others from the washrooms thereon. Tenant shall have the use of potable water for drinking and lavatory use as provided for in the common areas of the Property.

Security                   (d)      See  Schedule  L-2.

Electricity

2. (a)	The Landlord covenants with the Tenant and the Landlord shall have the sole right to furnish electricity to the Property. Standard to the common areas of the Building, the Landlord shall furnish electricity during hours to be determined by the Landlord (but to be at least the hours from 8:00 a.m. to 6:00 p.m. from Monday to Friday and from 8:00 a.m. to 1:00 p.m. on Saturdays as long as it is customary in similar buildings in the Woodfield area of Schaumburg, Illinois inclusive with the exception of holidays and Sundays) and during such other hours that the Tenant elects at its sole cost and expense subject to governmental regulations;

(b)	The amount of electricity consumed in the Leased Premises, required by the Tenant for normal office use, available 24 hours a day, shall be as determined by a sub metering device for energy allocation purposes, and billed directly to the Tenant by the local electrical company. The Tenant shall pay the Landlord for any such excess electricity on demand (i.e. as may be required for HVAC after-hour usage).

3. The Landlord shall maintain and keep in repair the facilities required for the provision of the interior climate control, elevator (if installed in the Building) and other services referred to in sub-paragraph (a) and

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(c) of paragraph 1 and sub-paragraph (a) of paragraph 2 of this Schedule in accordance with the standards of office buildings similar to the Building but reserves the right to stop the use of any of these facilities and the supply of the corresponding services when necessary by reason of accident or breakdown or during the making of repairs, alterations or improvements, in the reasonable judgment of the Landlord necessary or desirable to be made, until the repairs, alterations or improvements shall have been completed to the satisfaction of the Landlord.

Additional

Services

4. (a)	The Landlord may (but shall not be obliged) on request of the Tenant supply services or materials to the Leased Premises and the Property which are not provided for under this Lease and which are used by the Tenant (the “Additional Services”) including, without limitation,

(i)	replacement of tubes and ballasts;

(ii)	carpet shampooing;

(iii)	window covering cleaning;

(iv)	locksmithing;

(v)	removal of bulk garbage;

(vi)	picture hanging; and

(vii)	special security arrangement.

(b)	When Additional Services are supplied or furnished by the Landlord, accounts therefor shall be rendered by the Landlord and shall be payable by the Tenant to the Landlord within thirty (30) days. In the event the Landlord shall elect not to supply or furnish Additional Services, only persons with prior written approval by the Landlord (which approval shall not be unreasonably withheld) shall be permitted by the Landlord or the Tenant to supply or furnish Additional Services to the Tenant and the supplying and furnishing shall be subject to the reasonable rules fixed by the Landlord with which the Tenant undertakes to cause compliance and to comply.

Operating

Charges Payable

5. (a)	The Tenant covenants to pay to the Landlord the Tenant’s Proportionate Share of the amount of the Operating Costs in each Fiscal Period (Landlord shall maintain its books and records regarding Operating Costs calculated according to GAAP);

(b)	Subject to the other terms and conditions of this Lease, the Landlord shall not be responsible during the Term for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Leased Premises and the Tenant shall pay all charges, impositions, costs and expenses of every nature and kind relating to the Leased Premises and the amounts included as Additional Rent whether or not specifically provided for herein and the Tenant covenants with the Landlord accordingly;

(c)	In this Lease “Operating Costs” shall include all costs incurred or which will be incurred by the Landlord in discharging its obligations under this Lease and in the maintenance, operation, administration and management of the Property including without limitation which are not incurred by or charged directly to a specific tenant:

(i)	cost of heating, ventilating and air-conditioning;

(ii)	cost of water and sewer charges;

(iii)	cost of electricity, fuel or other form of energy which are not separately metered and recovered or paid by tenants;

(iv)	costs of insurance carried by the Landlord pursuant to paragraph 9(a) of this Lease and cost of any deductible amount paid by the Landlord in connection with each claim made by the Landlord under such insurance;

(v)	cost of building office expenses, including telephone, rent, stationery and supplies;

(vi)	costs of all elevator and escalator (if installed in the Building) maintenance and operation;

(vii)	costs of operating staff, management staff and other administrative personnel, including salaries, wages, and fringe benefits of such personnel who are devoted to the Property;

(viii)	cost of providing security and costs of repair, maintenance and replacement of communications, fire and life safety systems serving the Property;

(ix)	cost of providing janitorial services, window cleaning, garbage and snow removal and pest control;

(x)	cost of supplies and materials;

(xi)	cost of decoration of common areas;

(xii)	cost of landscaping;

(xiii)	cost of maintenance and operation of the parking area and costs of operating, maintaining, repairing, and replacing all pedestrian and vehicular entrances and exits, passageways, driveways, tunnels, subway connections and delivery and holding areas used in connection with the Property;

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(xiv)	cost of consulting, and professional fees including expenses;

(xv)	cost of replacements, additions and modifications unless otherwise included under Operating Costs under subparagraph (xvi), and cost of repair and;

(xvi)	costs in respect of each Major Expenditure (as hereinafter defined) as amortized over the period of the Landlord’s reasonable estimate of the economic life of the Major Expenditure, but not to exceed fifteen (15) years, using equal monthly installments of principal and interest at ten percent (10%) per annum compounded semi-annually. For the purpose hereof “Major Expenditure” shall mean any expenditure incurred after the date of substantial completion of the Building for replacement of machinery, equipment, building elements, systems or facilities forming a part of or used in connection with the Property or for modifications, upgrades or additions to the Property or facilities used in connection therewith, provided that, in each case, such expenditure was more than ten percent (10%) of the total Operating Costs for the immediately preceding Fiscal Period.

(d)	In this Lease there shall be excluded from Operating Costs the following:

(i)	interest on debt and capital retirement of debt;

(ii)	such of the Operating Costs as are recovered from insurance proceeds; and

(iii)	costs as determined by the Landlord of acquiring tenants for the Property or are chargeable to a particular tenant;

(iv)	Ground lease rents;

(v)	Political contributions;

(vi)	Profit sharing contributions;

(vii)	Property management fees in excess of 3% of Gross Rent.

6. In calculating Operating Costs for any Fiscal Period, if less than one hundred percent (100%) of Property is occupied by tenants, then the amount of such Operating Costs shall be deemed for the purposes of this Schedule to be increased to an amount equal to the like Operating Costs which normally would be expected by the Landlord to have been incurred had such occupancy been one hundred percent (100%) during such entire period.

7. “Tenant’s Proportionate Share” shall mean one decimal one zero percent (1.10%) subject to adjustment as determined solely by the Landlord and notified to the Tenant in writing for physical increases or decreases in the total Rentable Area of the Property provided that total Rentable Area of the Property and the Rentable Area of the Leased Premises shall exclude areas designated (whether or not rented) for parking and for storage. The above referenced proportionate share was calculated using 1,000,211 rentable square feet as the total area of the Building/Property. It is agreed and understood that the Landlord has confirmed that the rentable area and usable area of the Premises and the Property has been calculated in accordance with the methods of measurement rentable area and usable area as described in the Standard Method for Measuring Floor Area in Office Building, ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association (BOMA) International.

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SCHEDULE “E”

Rules and Regulations

1. The sidewalks, entry passages, elevators (if installed in the Building) and common stairways shall not be obstructed by the Tenant or used for any other purpose than for ingress and egress to and from the Leased Premises. The Tenant will not place or allow to be placed in the Building corridors or public stairways any waste paper, dust, garbage, refuse or anything whatever.

2. The washroom plumbing fixtures and other water apparatus shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes or other substances shall be thrown therein. The expense of any damage resulting by misuse by the Tenant shall be borne by the Tenant.

3. The Tenant shall permit window cleaners to clean the windows of the Leased Premises during normal business hours.

4. No birds or animals shall be kept in or about the Property nor shall the Tenant operate or permit to be operated any musical or sound-producing instruments or device or make or permit any improper noise inside or outside the Leased Premises which may be heard outside such Leased Premises.

5. No one shall use the Leased Premises for residential purposes, or for the storage of personal effects or articles other than those required for business purposes.

6. All persons entering and leaving the Building at any time other than during normal business hours shall register in the books which may be kept by the Landlord at or near the night entrance and the Landlord will have the right to prevent any person from entering or leaving the Building or the Property unless provided with a key to the premises to which such person seeks entrance and a pass in a form to be approved by the Landlord. Any persons found in the Building at such times without such keys and passes will be subject to the surveillance of the employees and agents of the Landlord.

7. No dangerous or explosive materials shall be kept or permitted to be kept in the Leased Premises.

8. The Tenant shall not permit any cooking in the Leased Premises except for food warmed up in microwaves for consumption by employees or guests of the Tenant. The Tenant shall not install or permit the installation or use of any machine dispensing goods for sale in the Leased Premises without the prior written approval of the Landlord. Only persons authorized by the Landlord shall be permitted to deliver or to use the elevators (if installed in the Building) for the purpose of delivering food or beverages to the Leased Premises. Notwithstanding the foregoing, Tenant shall have the right to install four (4) vending machines for food/snacks within the Leased Premises.

9. The Tenant shall not bring in or take out, position, construct, install or move any safe, business machine or other heavy office equipment without first obtaining the prior written consent of the Landlord. In giving such consent, the Landlord shall have the right in its sole discretion, to prescribe the weight permitted and the position thereof, and the use and design of planks, skids or platforms to distribute the weight thereof. All damage done to the Building by moving or using any such heavy equipment or other office equipment or furniture shall be repaired at the expense of the Tenant. The moving of all heavy equipment or other office equipment or furniture shall occur only at times consented to by the Landlord and the persons employed to move the same in and out of the Building must be acceptable to the Landlord. Safes and other heavy office equipment will be moved through the halls and corridors only upon steel bearing plates. No freight or bulky matter of any description will be received into the Building or carried in the elevators (if installed in the Building) except during hours approved by the Landlord.

10. The Tenant shall give the Landlord prompt notice of any accident to or any defect in the plumbing, heating, air-conditioning, ventilating, mechanical or electrical apparatus or any other part of the Building.

11. The parking of automobiles shall be subject to the charges and the reasonable regulations of the Landlord. The Landlord shall not be responsible for damage to or theft of any car, its accessories or contents whether the same be the result of negligence or otherwise. So long as no Event of Default exists hereunder, Tenant shall be entitled to the use of 44 of the of the above-ground, non-reserved parking spaces or 4 per 1,000 square feet of Rentable Area of the Premises in common with Landlord and other tenants in the Building on an unassigned, “first come-first served” basis during the Lease Term. Tenant and its agents, employees, licensees and invitees shall not park in any spaces reserved for another tenant and clearly marked for reserve use. Landlord has and reserves the right to alter the methods used to control parking and the right to establish such controls and rules and regulations (such as parking stickers to be affixed to vehicles) regarding parking that Landlord may deem desirable. Without liability, Landlord will have the right to tow or otherwise remove vehicles improperly parked, blocking ingress or egress lanes, or

(03/5/98) OFFICE : File (SCH_E)	Schedule E	INITIAL .
	1	Landlord | Tenant

violating parking rules, at the expense of the offending tenant and/or owner of the vehicle. Tenant’s right to use the parking facilities pursuant to this Lease are subject to the following conditions: (i) Landlord has no obligation to provide a parking attendant and Landlord shall have no liability on account of any loss or damage to any vehicle or the contents thereof, Tenant hereby agreeing to bear the risk of loss for same; and (ii) if and when so requested by Landlord, Tenant shall furnish Landlord with the license numbers of any vehicles of Tenant, its agents and employees.

12. The Tenant shall not mark, drill into or in any way deface the walls, ceilings, partitions, floors or other parts of the Leased Premises and the Building.

13. Except with the prior written consent of the Landlord, no tenant shall use or engage any person or persons other than the janitor or janitorial contractor of the Landlord for the purpose of any cleaning of the Leased Premises.

14. If the Tenant desires any electrical or communications wiring, the Landlord reserves the right to direct qualified persons as to where and how the wires are to be introduced, and without such directions no borings or cutting for wires shall take place. No other wires or pipes of any kind shall be introduced without the prior written consent of the Landlord.

15. The Tenant shall not place or cause to be placed any additional locks upon any doors of the Leased Premises without the approval of the Landlord and subject to any conditions imposed by the Landlord. Additional keys may be obtained from the Landlord at the cost of the Tenant.

16. The Tenant shall be entitled to have its name shown upon the directory board of the Building and at one of the entrance doors to the Leased Premises all at the Tenant’s expense, but the Landlord shall in its sole discretion design the style of such identification and allocate the space on the directory board for the Tenant.

17. The Tenant shall keep the window coverings (if any) in a closed position during period of direct sun load. The Tenant shall not interfere with or obstruct any perimeter heating, air-conditioning or ventilating units.

18. The Tenant shall not conduct, and shall not permit any, canvassing in the Building.

19. The Tenant shall take care of the rugs and window coverings (if any) in the Leased Premises and shall arrange for the carrying-out of regular spot cleaning and shampooing of carpets and cleaning of window coverings in a manner acceptable to the Landlord.

20. The Tenant shall permit the periodic closing of lanes, driveways and passages for the purpose of preserving the Landlord’s rights over such lanes, driveways and passages.

21. The Tenant shall not place or permit to be placed any sign, advertisement, notice or other display on any part of the exterior of the Leased Premises or elsewhere if such sign, advertisement, notice or other display is visible from outside the Leased Premises without the prior written consent of the Landlord which may be arbitrarily withheld. The Tenant, upon request of the Landlord, shall immediately remove any sign, advertisement, notice or other display which the Tenant has placed or permitted to be placed which, in the opinion of the Landlord, is objectionable, and if the Tenant shall fail to do so, the Landlord may remove the same at the expense of the Tenant.

22. The Landlord shall have the right to make such other and further reasonable rules and regulations and to alter the same as in its judgment may from time to time be needful for the safety, care, cleanliness and appearance of the Leased Premises and the Building and for the preservation of good order therein, and the same shall be kept and observed by the tenants, their employees and servants. The Landlord also has the right to suspend or cancel any or all of these rules and regulations herein set out.

(03/5/98) OFFICE : File (SCH_E)	Schedule E	INITIAL .
	2	Landlord | Tenant

SCHEDULE “F”

Leasehold Improvements

Definition of

Leasehold

Improvements

1. For purposes of this Lease, the term “Leasehold Improvements” includes, without limitation, all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed by or on behalf of the Tenant, or any previous occupant of the Leased Premises, in the Leased Premises and by or on behalf of other tenants in other premises in the Building (including the Landlord if an occupant of the Building), including all partitions, doors and hardware however affixed, and whether or not movable, all mechanical, electrical, telephone/data cabling, utility installations and all carpeting and drapes with the exception only of furniture and equipment not of the nature of fixtures.

Installation of

Improvements

and Fixtures

2. The Tenant shall not make, erect, install or alter any Leasehold Improvements in the Leased Premises without having requested and obtained the Landlord’s prior written approval. Tenant should note that the leased Premises contains post tensioning, therefore no drilling or coring to beams or slabs should be performed without prior written approval of Landlord and Building Structural Engineer. The Landlord’s approval shall not, if given, under any circumstances be construed as consent to the Landlord having its estate charged with the cost of work. The Landlord shall not unreasonably withhold its approval to any such request, but failure to comply with the Landlord’s reasonable requirements from time to time for the Building shall be considered sufficient reason for refusal. In making, erecting, installing or altering any Leasehold Improvements the Tenant shall not, without the prior written approval of the Landlord, alter or interfere with any installations which have been made by the Landlord or others and in no event shall alter or interfere with window coverings (if any) or other light control devices (if any) installed in the Building. The Tenant’s request for any approval hereunder shall be in writing and accompanied by an adequate description of the contemplated work and, where considered appropriate by the Landlord, working drawings and specifications thereof. If the Tenant requires from the Landlord drawings or specifications of the Building in connection with the Leasehold Improvements, the Tenant shall pay the cost thereof to the Landlord on demand (however, Tenant shall not be required to pay the cost of CAD drawings that were emailed to Tenant prior to signing of this Lease). Any reasonable costs and expenses incurred by the Landlord in connection with the Tenant’s Leasehold Improvements shall be paid by the Tenant to the Landlord on demand. Tenant will manage its construction process with their own construction manager. All work to be performed in the Leased Premises shall be performed by competent and adequately insured contractors and sub-contractors of whom the Landlord shall have approved in writing prior to commencement of any work, such approval not to be unreasonably withheld (except that the Landlord may require that the Landlord’s contractors and sub-contractors be engaged for any mechanical or electrical work) and by workmen who have labor union affiliations that are compatible with those affiliations (if any) of workmen employed by the Landlord and its contractors and sub-contractors. All such work including the delivery, storage and removal of materials shall be subject to the reasonable supervision of the Landlord, shall be performed in accordance with any reasonable conditions or regulations imposed by the Landlord including, without limitation, payment on demand of a reasonable fee of the Landlord for such supervision (however, such fee shall be waived with respect to the initial Leasehold Improvements), and shall be completed in good and workmanlike manner in accordance with the description of the work approved by the Landlord and in accordance with all laws, regulations and by-laws of all regulatory authorities. Required building permits or authorizations shall be obtained by the Tenant at its expense and copies thereof shall be provided to the Landlord. If the Tenant undertakes Leasehold Improvements, upon completion of such Leasehold Improvements the Tenant shall supply to the Landlord complete “As-Built” drawings representing Leasehold Improvements installed, in such format as reasonably required by the Landlord, and, if applicable, an engineer approved air balance report. No locks shall be installed on the entrance doors or in any doors in the Leased Premises that are not keyed to the Building master key system.

Liens and

Encumbrances on

Improvements

and Fixtures

3. In connection with the making, erection, installation or alteration of Leasehold Improvements and all other work or installations made by or for the Tenant in the Leased Premises the Tenant shall comply with all the provisions of the construction lien and other similar statutes from time to time applicable thereto (including any proviso requiring or enabling the retention by way of holdback of portions of any sums payable) and, except as to any such holdback, shall promptly pay all accounts relating thereto. The Tenant will not create any mortgage, conditional sale agreement or other encumbrance in respect of its Leasehold Improvements or, without the written consent of the Landlord, with respect to its trade fixtures nor shall the Tenant take any action as a consequence of which any such mortgage, conditional sale agreement or other encumbrance would attach to the Property or any part thereof. If and whenever any construction or other lien for work, labor, services or materials supplied to or for the Tenant or for the cost of which the Tenant

(03/5/98) OFFICE : File (SCH_F)	Schedule F	INITIAL .
	1	Landlord | Tenant

may be in any way liable or claims therefore shall arise or be filed or any such mortgage, conditional sale agreement or other encumbrance shall attach, the Tenant shall within twenty (20) days after submission by the Landlord of notice thereof procure the discharge thereof, including any certificate of action registered in respect of any lien, by payment or giving security or in such other manner as may be required or permitted by law, and failing which the Landlord may avail itself of any of its remedies hereunder for default of the Tenant and may make any payments or take any steps or proceedings required to procure the discharge of any such liens or encumbrances, and shall be entitled to be repaid by the Tenant on demand for any such payments and to be paid on demand by the Tenant for all costs and expenses in connection with steps or proceedings taken by the Landlord and the Landlord’s right to reimbursement and to payment shall not be affected or impaired if the Tenant shall then or subsequently establish or claim that any lien or encumbrances so discharged was without merit or excessive or subject to any abatement, set-off or defense. The Tenant agrees to indemnify the Landlord from all claims, costs and expenses which may be incurred by the Landlord in any proceedings brought by any person against the Landlord alone or with another or others for or in respect of work, labor, services or materials supplied to or for the Tenant.

Removal of

Improvements

and Fixtures

4. All Leasehold Improvements in or upon the Leased Premises shall immediately upon their placement be and become the Landlord’s property without compensation therefore to the Tenant. Except to the extent otherwise expressly agreed by the Landlord in writing, no Leasehold Improvements, furniture or equipment shall be removed by the Tenant from the Leased Premises either during or at the expiration or sooner termination of the Term except that:

a)	the Tenant shall, prior to the end of the Term, remove such of the Leasehold Improvements and trade fixtures in the Leased Premises as the Landlord shall require to be removed beyond those approved in Schedule “B-2”; however, in any event the Tenant is obligated to remove all telephone/data cabling installed on Tenant’s behalf; and

b)	the Tenant may, at the times appointed by the Landlord and subject to availability of elevators (if installed in the Building), remove its furniture and equipment at the end of the Term, and also during the Term in the usual and normal course of its business where such furniture or equipment has become excess for the Tenant’s purposes or the Tenant is substituting therefore new furniture and equipment.

The Tenant shall, in the case of every removal, make good at the expense of the Tenant any damage caused to the Property by the installation and removal. In the event of the Non-removal by the end of the Term, or sooner termination of this Lease, of such trade fixtures or Leasehold Improvements required by the Landlord of the Tenant to be removed, the Landlord shall have the option, in addition to its other remedies under this Lease to declare to the Tenant that such trade fixtures are the property of the Landlord and the Landlord upon such a declaration may dispose of such trade fixtures and retain any proceeds of disposition as security for the obligations of the Tenant to the Landlord and the Tenant shall be liable to the Landlord for any expenses incurred by the Landlord.

5. For the purpose of this Lease,

a)	the term “Tenant’s Work” shall mean all work required to be done to complete the Leased Premises for occupancy by the Tenant excluding the “Landlord’s Work” (as hereinafter defined).

b)	the term “Landlord’s Work” shall mean:

i)	All work related to base building construction (“Base Building Construction”). Base Building Construction means:

I.	Window blinds or treatments;

II.	Socket for metering the premises (which meter is currently provided by ComEd);

III.	Completed men’s and women’s washroom facilities on each floor; a minimum of one water fountain on each floor;

IV.	Heating, ventilating, air conditioning and sprinklers brought to the premises with all “main loops” and major distribution lines in place and perimeter window line heating installed;

V.	All perimeter walls, core walls and columns dry walled, taped and ready for painting;

VI.	Fire exits signs as required on open floors;

VII.	All required fire hose cabinets and standpipe connections completed as required on open floors and all smoke detectors installed as required;

VIII.	All other Base Building Construction supplied on typical multi-tenant floor lobbies and common areas such as: elevator lobby finishes; common area ceilings (all finished ceiling heights shall be 8’6”); security systems; air conditioning and lighting shall be installed on Tenant’s floor at no cost to Tenant.

(03/5/98) OFFICE : File (SCH_F)	Schedule F	INITIAL .
	2	Landlord | Tenant

It is agreed and understood that all of the above described Base Building Construction is more specifically defined in the Base Building plans and specifications and shall prevail as the ultimate definition of said work and said documents shall be available to Tenant for review at Landlord’s office during normal business hours.

6. Other than Landlord’s work, Tenant shall accept the Leased Premises in its “as-is” condition and perform all work to complete the Leasehold Improvements.

7. Implementation Schedule:

May 24, 2005	On or before this date Tenant shall have delivered to Landlord executed Leases in a form acceptable to Landlord.

April 15, 2005	On or before this date Tenant shall have provided Landlord with space study.

May 27, 2005	On or before this date Tenant shall have provided Landlord with approved Working Drawings.

June 27, 2005	On or before this date Landlord shall commence construction of Landlord’s Work.

September 1, 2005	On or before this date Landlord shall have completed Landlord’s Work.

June 27, 2005	On or before this date Tenant shall commence construction of Tenant’s Work.

September 1, 2005	On or before this date Tenant shall have completed Tenant’s Work.

(03/5/98) OFFICE : File (SCH_F)	Schedule F	INITIAL .
	3	Landlord | Tenant

SCHEDULE “G”

Tenant Cash Allowance and Improvements

Within Forty Five (45) days after occupancy by the Tenant in the Leased Premises and upon written request from Tenant to Landlord, following the date of commencement of the Term, the Landlord will pay to the Tenant the sum of Three Hundred Eighty-Five Thousand Six Hundred Sixty-Five and 00/100 Dollars ($385,665.00) as a Tenant Cash Allowance. Tenant will have the right to convert unused Tenant Improvement Allowance dollars ($35.00 prsf) into a rent credit or utilize funds for soft costs and telecommunications infrastructure.

Landlord, at its sole cost, shall provide Building Standard carpeting/floor covering and paint for the Lease Premises valued at approximately $6.00 per sf. Also, Landlord shall demise & separately meter the Premises as determined by the Tenant’s space plan, at Landlord’s sole cost. Additionally, Landlord shall remove all existing telephone/data cabling prior to Tenant’s commencement of Tenant’s construction of Tenant Improvements.

In the event Tenant requests Landlord to perform any Tenant Improvements to the Leased Premises, the cost of such improvement and related expenses shall be deducted from the Tenant Cash Allowance. If such improvements exceed the Tenant Cash Allowance, Tenant agrees to pay the difference to the Landlord within ten (10) days of receipt of Landlord’s invoice.

(06/97) OFFICE : File (SCH.G)	Schedule G	INITIAL .
	1	Landlord | Tenant

SCHEDULE “H”

OPTION TO RENEW

(a) The Landlord covenants with the Tenant that if the Tenant duly and regularly pays the Rent and any and all amounts required to be paid pursuant to this Lease and performs each and every covenant, proviso and agreement on the part of the Tenant to be paid, rendered, observed and performed herein, the Landlord will at the expiration of the then expiring term on written notice by the Tenant to the Landlord given by the Tenant not more than Twelve (12) months prior to the expiration of the then expiring term and received by the Landlord not less than Nine (9) months prior to the expiration of the then expiring term grant to the Tenant a Five (5) Year renewal of lease of the Leased Premises (the Renewal Term”) on the same terms and conditions as in the standard lease agreement then, at the commencement of the Renewal Term, being used by the Landlord for the Building save and except the right of further renewal, Landlord’s Work (if any), Basic Rent, tenant improvement allowance (if any) and Rent Free Period (if any).

(b) The Basic Rent for the Renewal Term shall be determined by negotiations between the parties hereto, and it is agreed that during such negotiations in respect of Basic Rent, they will be guided by fair market rental levels (either fixed or escalating during the said Renewal Term) as would then be charged by landlords entering into new leases with consideration for any incentives including but not limited to Landlord’s Work (if any), Tenant Improvement Allowance (if any) and Rent Free Period (if any) but having similar terms and conditions as contained herein and for similar premises in the Building or if not available in similar buildings in the Woodfield area of Schaumburg, Illinois. If the parties hereto are unable to agree in writing as to the Basic Rent for the Renewal Term prior to Ninety (90) days before the expiry of the Lease, this Lease shall end on the expiry of the Term and this Option to Renew and any subsequent options to renew shall be null and void.

(c) The Tenant agrees to execute the Landlord’s standard lease agreement or lease amendment agreement then, at the commencement of the Renewal Term, being used by the Landlord for the Building to give effect to this Option to Renew if exercised by the Tenant. The Tenant shall execute such agreement prior to the commencement date of the Renewal Term.

(d) Notwithstanding the above, if the Tenant does not exercise the Option to Renew in accordance with this Schedule “H” then this Option to Renew is null and void.

(e) The Tenant’s Option to Renew hereunder is personal to the Tenant and automatically expires on any Transfer or parting with possession of all or any part of the Leased Premises whether or not the same is with the consent of the Landlord.

(06/97) OFFICE : File (SCH.H)	Schedule H	INITIAL .
	1	Landlord | Tenant

SCHEDULE “J”

Restrictive Covenant in Other Leases

Notwithstanding any use of the Leased Premises permitted by this Lease, the Leased Premises shall not be used in such a way as to contravene the following covenants in leases from the Landlord to other tenants in the Property. The Tenant hereby covenants and agrees that it will not carry on in the Leased Premises any business which will in any way place the Landlord in breach of such covenants and will indemnify and save the Landlord harmless against all actions, claims, demands, costs and expenses with respect thereto. If, in the opinion of the Landlord, any of such covenants are being contravened as a result of any use of the Leased Premises by the Tenant, the Tenant shall immediately discontinue such use upon the Landlord’s written request and failing such discontinuance the Landlord shall have the right to terminate this Lease forthwith by notice in writing. The covenants are:

1)	“Lease to Northern Trust Bank”

Provided the Lease is in full force and effect and Tenant is not in default beyond any applicable cure period in payment of Rent or any other monetary obligation under the Lease, and that the Tenant duly and regularly pays the Basic Rent and any and all sums required to be paid pursuant to this Lease Agreement and its attached Schedules and performs each and every covenant, proviso and agreement on the part of the Tenant to be paid, rendered, observed, and performed herein, the Landlord agrees, as of the commencement date of the Lease and throughout the Term of the Lease, not to enter into a Lease or Sublease Agreement with any other bank, savings and loan association, credit union or trust company in the 1501 Building in the Property known as the Schaumburg Corporate Center.

Also, no other stockbroker or insurance company (except Landlord) will have rights to the sign band on the West side of the 1501 Building. Tenant’s exclusivity rights shall only be applicable to the 1501 Building.

2)	“Lease to Dennis Smith and Maureen Smith, d/b/a The Atrium Shop”

Provided that the Tenant duly and regularly pays the Rent and any and all sums required pursuant to this Lease Agreement and performs each and every covenant, proviso and agreement on the part of the Tenant to be paid, rendered, observed, and performed herein, the Landlord agrees, throughout the Term of the Lease, not to enter into a Lease Agreement with any other smoke shop as defined herein, in the property known as the Schaumburg Corporate Center.

3)	“Lease to Arthur G. Artman, an Individual, d/b/a Hair Studio 114”

Provided that the Tenant duly and regularly pays the Rent and any and all sums required pursuant to this Lease Agreement and performs each and every covenant, proviso and agreement on the part of the Tenant to be paid, rendered, observed, and performed herein, the Landlord agrees, as of the commencement date of the Lease and throughout the Term of the Lease, not to enter into a Lease Agreement with any other barber or beauty shop in the Property known as the Schaumburg Corporate Center.

4)	“Lease to Hoopis Financial Group, Inc.”

The Landlord agrees that, as long as Tenant occupies a minimum of 16,500 square feet +/- 500 sq.ft. in the Property during the Lease Term, any major life insurance company shall not be permitted to display Building signage (name/logo) at the top of the 1475 E. Woodfield Road Building during this initial Lease Term.

5)	“Lease to Xerox Corporation”

Landlord shall not lease space on the ground floor of the Building or on any floor of the Building on which [Xerox Corporation] is then occupying space to a competitor of Tenant. The term “competitor of Tenant” as used in this paragraph shall mean the following persons, firms or corporations, their respective successors and/or assigns and any distributors thereof:

(06/97) OFFICE : File (SCH.J)	Schedule J	INITIAL .
	1	Landlord | Tenant

A.B. Dick	Imagistics	Olivetti
Canon	Kodak	Panasonic
Danka	Konica	Pitney Bowes
Gestetner	Lanier	Ricoh
HP (Hewlett Packard)	Minolta	Savin
BM	Mita	Sharp
IKON Office Solutions	Oce	Toshiba

6)	“Lease to PepsiAmericas Inc.”

Subject to the original named Tenant (or a Controlled Tenant using the Pepsi logo) leasing and occupying a minimum of three full floors in the Building throughout the entire Lease Term, and subject to conflicting provisions of any existing leases in the Property, (i) Landlord shall ensure that the only food and beverage items sold in the Common Areas of Schaumburg Corporate Center (including cafeteria, sundry and vending areas to the extent such areas are under Landlord’s control for this purpose) are from the Tenant’s product line for so long as such products are reasonably comparable in terms of products otherwise desired by Landlord (and/or the operator of the café) and are available at commercially reasonable prices, and (ii) Landlord shall not lease any space in the Building to any competitive soft drink beverage company.

For so long as Tenant occupies a minimum of three full floors in the Building, Landlord agrees that it will not permit signage of any other tenant to be installed on [the marble wall in the elevator core of the Building across from the Building directory].

(06/97) OFFICE : File (SCH.J)	Schedule J	INITIAL .
	2	Landlord | Tenant

SCHEDULE “K”

RIGHT TO ASSIGN AND SUBLET

(a) Notwithstanding anything to the contrary contained herein provided Tenant gives Landlord fifteen (15) days prior written notice, Tenant shall be entitled to assign this Lease or sublet the Premises to an entity (“Controlled Tenant”) (i) resulting from the merger of the originally named Tenant with, or acquisition (including all or substantially all of the assets) by or of, another company, provided such Controlled Tenant shall have a tangible net worth not less than the tangible net worth of Tenant as of the date of this Lease or (ii) any company that is and remains throughout the Lease Term an affiliate of Tenant. As used in the immediately preceding sentence, an affiliate is a company that controls Tenant, is controlled by Tenant or which is controlled by a company that likewise controls Tenant. In connection with any such assignment, Tenant shall cause the Controlled Tenant to execute and deliver to Landlord an agreement whereby the Controlled Tenant agrees to be bound by all the covenants and agreements in this Lease which Tenant has agreed to keep, observe or perform, and whereby the Controlled Tenant agrees that the provisions of this paragraph shall be binding upon it as if it were the original Tenant hereunder. Together with its required notice to Landlord regarding the proposed transfer to a Controlled Tenant, Tenant shall provide Landlord with supporting documentation confirming to Landlord’s reasonable satisfaction that the transferee is, in fact, a Controlled Tenant. Notwithstanding the foregoing, in no event shall the Tenant be released from liability for the obligations under the Lease upon a transfer to a Controlled Tenant.

(b) No sublease or assignment of this Lease under this Schedule shall be effective unless the Tenant and assignee or sublessee shall execute an agreement on the Landlord’s standard Consent By Landlord To Sublease and/or Assignment form, in which the assignee or sublessee shall assume all the obligations of the Tenant hereunder, and the Tenant shall pay to the Landlord its reasonable fee for processing the assignment or sublease.

(c) The Tenant agrees that any sublease or assignment of this Lease shall not thereby release the Tenant of its obligations hereunder.

(06/97) OFFICE : File (SCH.K)	Schedule K	INITIAL .
	1	Landlord | Tenant

SCHEDULE “K-1”

OPTION TO CANCEL

(a)	The Landlord covenants with the Tenant that if the Tenant duly and regularly pays the Rent and any and all amounts required to be paid pursuant to this Lease and performs each and every covenant, proviso and agreement on the part of the Tenant to be paid, rendered, observed and performed herein, the Tenant shall have and is hereby given the right and option to cancel and terminate this Lease following the 5th rent paying year with twelve (12) months prior written notice to Landlord.

(b)	In the event that the Tenant elects to exercise Tenant’s right and option to cancel and terminate this Lease, the Tenant shall without deduction or right of offset, pay to the Landlord as consideration for said cancellation and termination a termination fee equal to all unamortized transaction costs (including brokerage commissions, improvement costs, allowances and “free rent” based on Tenant’s occupancy of the Leased Premises prior to the Commencement Date) and such costs shall be amortized on a straight-line basis at a 10% interest rate. Said payment is to be made on the date that notification of Tenant’s intention to cancel and terminate this Lease is provided to the Landlord. The Tenant shall continue to pay Rent through the effective date of termination of this Lease.

(06/97) OFFICE : File (SCH.K-1)	Schedule K-1	INITIAL .
	1	Landlord | Tenant

SCHEDULE “K-2”

EARLY OCCUPANCY PRIOR TO COMMENCEMENT OF TERM

The Tenant may enter the Leased Premises twelve (12) months prior to commencement of the Term (September 1, 2005 – August 31, 2006) “Early Occupancy Period”. Additionally, Landlord shall turn over the Demised Premises to Tenant upon the date Landlord completes any work it is required to perform pursuant to this Lease and its Schedules, to Early Occupancy for Tenant Construction.

Tenant’s occupancy of the Leased Premises during the Early Occupancy Period shall be upon and subject to the following conditions:

1.	During the Early Occupancy Period the Tenant, its servants, agents, employees, contractors, subcontractors, officers and directors shall be subject to and bound by all of the terms and conditions of this Lease including without limiting the generality of the foregoing insurance and indemnification subject only to the following:

(a)	During the Early Occupancy Period the Tenant shall not be obligated to pay Rent except those charges set out in 1(b).

(b)	The Tenant shall be responsible for the Landlord’s reasonable charges during the Early Occupancy Period for services and utilities used for or in connection with the Leased Premises, including, without limiting the generality of the foregoing, those relating to power and telephone. The Tenant shall pay to the Landlord on demand the amount of such charges, based on estimates by the Landlord.

(06/97) OFFICE : File (SCH.K-1)	Schedule K-2	INITIAL .
	1	Landlord | Tenant

Manulife Financial	Real Estate Division

SCHEDULE “L-1”

CLEANING SPECIFICATIONS

The following tasks identify the work required. The frequency of the required tasks has been shown in the attached Frequency Schedule. Landlord reserves the right to modify these Cleaning Specifications provided that any modifications are consistent with other first class office buildings located in Schaumburg Illinois:

1.	Lobby Glass:

All glass windows, doors and jambs to be spot cleaned to remove all fingermarks, smudges and spills.

2.	Glass Doors & Partitions:

All glass doors and partitions including any directory glass, to be spot cleaned to remove any fingermarks, smudges or stains and to be left in a uniformly bright, clean condition.

3.	Lobby Displays:

Clean all miscellaneous lobby displays as necessary.

4.	Cigarette Urns:

Clean all cigarette urns, ash trays and remove all butts and debris. Replace sand as necessary.

5.	Elevator Doors & Thresholds:

Elevator doors to be wiped down and polished, and left in a bright condition free of all dust and streaks.

6.	Elevator Floors:

If carpeted, elevator carpets to be steam cleaned as often as necessary to maintain even appearance, but not less than once per month.

7.	Miscellaneous Metalwork:

All metalwork, such as mail chutes and boxes, door hardware and frames, metal lettering, etc. to be wiped clean and polished and left in a bright condition, free of all dust and streaks.

8.	Stairwells:

Spot clean all railways, doors jambs and walls and remove all fingermarks, smudges and stains from lobby areas, elevators and stairwell.

9.	Stairs:

All uncarpeted stairs and landings up to and including the third level to be swept with a treated dust mop and spot cleaned as necessary to remove all spills, stains and litter. The remainder of landings and treads to be checked and cleaned and loose trash removed.

10.	Stairs With Carpets:

All carpeted stairs and landings to be washed and dried as needed.

11.	Restrooms-General:

It is the intention of this specification to keep lavatories thoroughly clean. Remove all waste paper and refuse, including soiled sanitary napkins, to designated areas in the building and dispose of same. All waste paper and sanitary napkin receptacles to be thoroughly cleaned and washed and new liners installed. Fill toilet tissue holders, seat cover containers, soap and hand lotion dispensers, towel dispensers, tissue dispensers and sanitary napkin vending dispensers and maintain the operation.

12.	Restroom Walls, Partitions and Ceilings:

Wash thoroughly with water and germicidal solution. Wipe dry and polish to a uniformly bright clean condition.

13.	Dusting:

Dust all furniture, accessories, ledges and all other horizontal surfaces, using a treated dust cloth.

14.	Carpeted Areas:

All carpeted floors to be vacuumed and edged with a small broom or edging tools.

(03/5/98) OFFICE : File (cleaning)	INITIAL .
Landlord | Tenant

15.	Uncarpeted Areas:

All hard surfaced floors to be mopped with a treated dust mop and buffed as needed.

16.	Walls:

All walls to be spot-cleaned to remove as necessary all smudges, stains and handmarks.

17.	Furniture and Accessories and Waste Baskets:

Spot clean all furniture, file cabinets and telephones. Empty all waste baskets and replace liners where necessary.

(03/5/98) OFFICE : File (cleaning)	INITIAL .
Landlord | Tenant

FREQUENCY SCHEDULE	Stairwells	Main Lobby	~~Public Areas~~	Elevators	Tenant Space	Rest Rooms	Below Grade
1. Lobby Glass		Nightly

2. Glass Doors/Partitions		Nightly	Nightly		Nightly

3. Lobby Displays		Nightly

4. Cigarette Urns		Nightly	Nightly		Nightly

5. Elevator Doors & Thresholds		Nightly	Nightly	Nightly

6. Elevator Floors				Monthly

7. Miscellaneous Metalwork		Nightly		Nightly	Nightly	Nightly

8. Stairwells	Daily/Nightly	Daily/Nightly		Daily/Nightly

9. Stairs	Daily/Nightly

10. Stairs with Carpets	Monthly

11. Restrooms-General						Nightly

12. Dusting		Nightly	Nightly		Nightly

21. Carpeted Areas		Nightly	Nightly		Nightly

22. Uncarpeted Areas		Nightly	Nightly	Nightly	Nightly		Nightly

24. Walls		Nightly	Nightly	Nightly	Nightly	Nightly

27. Furniture, Accessories and Waste Baskets					Nightly

• Daily	= 5 Days/Week
• Nightly	= 5 Nights/Week
• Weekly	= Once/Week
• Monthly	= Once/Month
• Quarterly	= Once/3 Months

(03/5/98) OFFICE : File (cleaning)	INITIAL .
Landlord | Tenant

SCHEDULE “L-2”

SECURITY

Limited access services are currently contracted with Cognisa. The Property has 24 hours/7 days a week manned access limitation. In addition, there is a mobile unit that monitors the parking lot at varying times during the day/evening, five days a week. After-hours access to the Building is maintained by security card readers. Tenant shall have, barring emergency or unusual situations, 24-hour per day, 365-day per year access to the Building and its premises via this security card system. The Building, during regular building hours will be open to visitors and the public from 7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday. In addition to all of the above, the Property has a security camera system, which is monitored at the security desk in the atrium. Notwithstanding anything herein to the contrary, in no event shall Landlord have any liability for loss or damage sustained by Tenant or any of its employees or invitees as a result of criminal activities.

Also, a limited access desk is located on the first floor of the office tower lobbies, which is manned during normal business hours.

# 2746388_v6

(03/5/98) OFFICE : File (cleaning)	INITIAL .
Landlord | Tenant